Exhibit 10.1

CREDIT AGREEMENT

dated as of March 19, 2014,

among

STEAK N SHAKE OPERATIONS, INC.,

as Borrower,

and

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

JEFFERIES FINANCE LLC,

as Syndication Agent, Documentation Agent, Book Manager
Administrative Agent and Collateral Agent,

JEFFERIES FINANCE LLC and FIFTH THIRD BANK,

as Joint Lead Arrangers,

and

FIFTH THIRD BANK,

as Issuing Bank and Swingline Lender

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(continued)
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(continued)
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(continued)
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ANNEXES

Annex I	Initial Lenders and Commitments
Annex II	Applicable Margins

SCHEDULES

Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Pledgors
Schedule 1.01(d)	Refinancing Indebtedness
Schedule 1.01(e)	Existing Letters of Credit
Schedule 3.05(c)	Real Property
Schedule 3.06(b)	Ownership; No Claims; Use of Intellectual Property; Protection of Trade Secrets
Schedule 3.07(a)	Subsidiaries
Schedule 3.07(c)	Organizational Chart
Schedule 3.09(c)	Material Agreements
Schedule 3.19	Insurance
Schedule 4.01(f)	Local Counsel
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.12	Existing Restrictive Agreements

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Landlord Access Agreement
Exhibit G	Form of LC Request
Exhibit H	Form of Mortgage
Exhibit I-1	Form of Term Note
Exhibit I-2	Form of Revolving Note
Exhibit I-3	Form of Swingline Note
Exhibit J-1	Form of Perfection Certificate
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Non-Bank Certificate
Exhibit M	Form of Solvency Certificate
Exhibit N-1	Form of Opinion of Borrower’s Special Counsel
Exhibit N-2	Form of Opinion of Borrower’s Local Counsel

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of March 19, 2014, among Steak n Shake Operations, Inc., an Indiana corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Jefferies Finance LLC and Fifth Third Bank, as joint lead arrangers (in such capacity, the “Arrangers”), Jefferies Finance LLC, as book manager (in such capacity, the “Book Manager”), as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), as syndication agent (in such capacity, the “Syndication Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and Fifth Third Bank, as swingline lender for the Lenders (in such capacity, the “Swingline Lender”) and as issuing bank for the Lenders (in such capacity, the “Issuing Bank”).

WITNESSETH:

WHEREAS, Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans on the Closing Date, in an aggregate principal amount not in excess of $220,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $30,000,000. Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $5,000,000.  Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $20,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Wholly Owned Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, the Lenders are willing to extend such credit to Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of Borrower, in each case on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition or acquisition permitted pursuant to Section 6.07(f) and all other payments, directly or indirectly, by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, such acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such acquisition) to be established in respect thereof by Borrower or any of its Subsidiaries.

“Additional Amounts” shall have the meaning assigned to such term in Annex II.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign and in-house counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or (ii) any Person that is an officer or director of the Person specified and (y) for purposes of this Agreement, Jefferies LLC, and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Agents” shall mean the Arrangers, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Manager; and “Agent” shall mean any of them as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Adjusted LIBOR Rate for a Eurodollar Borrowing with a one-month Interest Period commencing on such day plus 1.00% and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Adjusted LIBOR Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate, the Adjusted LIBOR Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Margin” shall mean, for any day, (i) with respect to any Term Loan that is an ABR Loan, 2.75% per annum, (ii) with respect to any Term Loan that is a Eurodollar Loan, 3.75% per annum, and (iii) with respect to any Revolving Loan or Swingline Loan, the applicable percentage set forth in Annex II under the applicable caption.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any disposition of any property, by any Company and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any Person other than a Loan Party.  Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”:  (i) any disposition of assets permitted by, or expressly referred to in, Section 6.04(c), 6.06(a), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j) or 6.06(k), (ii) solely for purposes of clause (a) above, any disposition of any property, by any Company for Fair Market Value resulting in not more than $2,500,000 in Net Cash Proceeds per asset sale (or series of related asset sales) and not more than $7,000,000 in Net Cash Proceeds in any fiscal year, and (iii) any disposition of any Cracker Barrel Shares or any Lion Fund Interests.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Base Amount” shall have the meaning assigned to such term in Section 6.10(b).

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Manager” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Competitor” shall mean those Persons whose primary business consists of operating restaurants identified by name in writing by Borrower to the Administrative Agent prior to the Closing Date, as such list may be supplemented after the Closing Date as reasonably agreed by the Administrative Agent. Any such supplement to the list of Borrower Competitors will become effective two Business Days after delivery to the Administrative Agent.  In no event shall a supplement apply retroactively to disqualify any Lender as of the date of such supplement.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, New York or Cincinnati, Ohio, are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by such Persons during such period with respect to real or personal property acquired during such period, or Synthetic Lease Obligations incurred by such Persons during such period, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(e), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) any Permitted Acquisitions; and (iv) any acquisitions pursuant to Section 6.07(f).

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Capital Requirements” shall mean, as to any Person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of such Person’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such Person or any Person controlling such Person (including any direct or indirect holding company), or the manner in which such Person or any Person controlling such Person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Cash Equivalents” shall mean (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “BBB+” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Person meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any Person incorporated in the United States having one of the two highest ratings obtainable from Standard & Poor’s Rating Service or Moody’s Investors Service Inc., in each case maturing not more than one year after the date of acquisition by such Person, (e) investments in money market funds or overnight sweep accounts with a Lender or an Affiliate thereof, in each case, at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that Borrower shall have deposited with the Collateral Agent for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon.  “Cash Collateralize” shall have the correlative meaning.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal for such period; and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clause (f) of the definition of “Consolidated Interest Expense” for such period.

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company; provided that any such event (or series of related events) resulting in Net Cash Proceeds (i) not exceeding $1,000,000 for any such event (or series of related events) and (ii) not exceeding in the aggregate for all such events (or series of related events) $2,000,000 in any fiscal year, shall not be deemed a “Casualty Event.”  “Casualty Event” shall include any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(a)      Holdings at any time ceases to own directly 100% of the Equity Interests of Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

(b)      any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its respective subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than (i) Sardar Biglari or any of his Affiliates and (ii) any direct or indirect Subsidiary of Holdings, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the Voting Stock of Holdings representing more than 33% of the voting power of the total outstanding Voting Stock of Holdings on a fully diluted basis (and taking into account all such securities that such Person or group has the right to acquire (whether pursuant to an option right or otherwise));

(c)      during any period of 12 consecutive months, a majority of the members of the Board of Directors of Holdings cease to be composed of individuals (i) who were members of that Board of Directors at the commencement of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (i) constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (i) and (ii) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (i) and (ii), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors), or

(d)      any Person or two or more Persons acting in concert, other than (i) Sardar Biglari or any of his Affiliates and (ii) any direct or indirect Subsidiary of Holdings, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the Voting Stock of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire (whether pursuant to an option right or otherwise)) representing 33% or more of the combined voting power of such Voting Stock.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, order, rule, regulation, policy, or treaty by any Governmental Authority, (b) any change in any law, order, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Claims” shall have the meaning assigned to such term in Section 10.03(b).

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Closing Date Dividend” shall mean a cash Dividend made by Borrower to Holdings on the Closing Date in an amount not to exceed $50,000,000.00.

“Closing Date Senior Secured Leverage Ratio” shall mean 4.40:1.00.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Account” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Company Headquarters” means the property owned by Indianapolis Office Building and located at 107 S. Pennsylvania Street, Indianapolis, Indiana 46204.

“Compliance Certificate” shall mean a certificate of a Financial Officer of Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and Borrower.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated February 2014.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash, cash equivalents, marketable securities and deferred taxes) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP; provided, however, that “Consolidated Current Assets” shall not include any real property assets held for sale regardless of whether those assets are classified as current assets in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than deferred taxes and the current portion of any Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount of cash would be permitted to be distributed to Borrower by such Subsidiary by operation of the terms of its Organizational Documents and all agreements, instruments, Orders and other Legal Requirements applicable to such Subsidiary or its equityholders during such period:

(a)      Consolidated Interest Expense for such period;

(b)      Consolidated Amortization Expense for such period;

(c)      Consolidated Depreciation Expense for such period;

(d)      Consolidated Tax Expense for such period; and

(e)      the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period or the amortization of a prepaid cash item that was paid in a prior period or any write-down or write-off of assets for such period); and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of:  (a) Consolidated EBITDA for such Test Period minus the aggregate amount of Capital Expenditures for such Test Period, to the extent paid in cash plus the Consolidated Rental Expense for such Test Period; to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of

(a)      Consolidated Interest Expense for such period (net of the consolidated interest income of Borrower and its Subsidiaries for such period);

(b)      the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period) as determined on the first day of the respective period (or, with respect to a given issuance of Indebtedness incurred thereafter, on the date of the incurrence thereof);

(c)      all cash payments in respect of Taxes (including federal, state, local and foreign income taxes) made during such period (net of any cash refund in respect of income taxes actually received by Borrower and its Subsidiaries during such period);

(d)      all cash Dividends paid to Holdings by Borrower during such period (excluding the Closing Date Dividend); and

(e)      Consolidated Rental Expense for such period.

In determining the Consolidated Fixed Charges for any period (1) pro forma effect will be given to: the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by Borrower and/or any of its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (2) interest on Indebtedness bearing a floating interest rate will be computed as if the rate as of the last day of the period had been the applicable rate for the entire period; (3) if such Indebtedness bears, at the option of Borrower and/or any of its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Borrower, either the fixed or floating rate; and (4) interest on Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness and all LC Exposure of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)      imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b)      commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c)      amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d)      cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or any of its Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e)      all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f)      the interest portion of any payment obligations of Borrower or any of its Subsidiaries for such period deferred for payment at any future time, whether or not such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; and

(g)      all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)      the net income (or loss) of any Person (other than a Subsidiary of Borrower) in which any Person other than Borrower or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such Person during such period; provided that, Consolidated Net Income shall not include any (i) net income (or loss) of Borrower on account of any Lion Fund Interests or (ii) any gain (or loss) on the sale or other disposition of any Cracker Barrel Shares;

(b)      the net income of any Subsidiary of Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)      any non-cash gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any disposition of assets by Borrower or any of its Subsidiaries;

(d)      non-cash gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)      earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)      any extraordinary non cash gain (or extraordinary non cash loss), together with any related provision for taxes on any such non cash gain (or the tax effect of any such non cash loss), recorded or recognized by Borrower or any of its Subsidiaries during such period;

(g)      non-cash gains and losses resulting from any reappraisal, revaluation, write-down or write-up of assets (including intangible assets, goodwill and deferred financing costs);

(h)      unrealized gains and losses with respect to Hedging Obligations for such period;

(i)      any non-cash extraordinary or non-cash nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period (for the avoidance of doubt, the write-off of capitalized expenses incurred in connection with the indebtedness listed on Schedule 1.01(d) and the transactions related thereto shall be included as a nonrecurring loss pursuant to this clause (i)); and

(j)      with respect to each fiscal quarter set forth in the table below, the amount of emerging business expansion expenses set forth opposite such fiscal quarter in the table below:

Fiscal Quarter	Expense Amount
April 10, 2013	$3,000,000.00
July 3, 2013	$3,000,000.00
September 25, 2013	$3,500,000.00
December 18, 2013	$1,500,000.00
April 9, 2014	$1,500,000.00
July 2, 2014	$1,500,000.00
September 24, 2014	$1,500,000.00

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that (i) did not occur in the ordinary course of Borrower’s or its Subsidiaries’ business and (ii) is of a nature and type that has not occurred in the prior twelve month period and is not reasonably expected to occur in the future.

“Consolidated Rental Expense” shall mean, for any period, the aggregate amount of all fixed payments that Borrower and its Subsidiaries are required to make as lessee under, or by the terms of, any lease during such period.

“Consolidated Senior Secured Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all senior Indebtedness of Borrower and its Subsidiaries that is secured by a Lien on any asset of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Corrective Extension Amendment”  has the meaning set forth in Section 2.20(f).

“Cracker Barrel” shall mean Cracker Barrel Old Country Store, Inc., a Tennessee corporation.

“Cracker Barrel Shares” shall mean the shares of common stock of Cracker Barrel owned by Borrower on the Closing Date.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for hereunder (including any increases in such facilities pursuant to Section 2.19 and extensions of such term loan facilities pursuant to Section 2.20).

“Cumulative Credit Availability” means, as of any date, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication:

(a)	$10,000,000; plus

(b)	the Retained Excess Cash Flow Amount; plus

(c)
the cumulative amount of Net Cash Proceeds received after the Closing Date that have been contributed as a capital contribution to Borrower, or otherwise received by Borrower in respect of the issuance of Qualified Capital Stock by Borrower, but excluding any such sale or issuance by Borrower of its Equity Interests upon exercise of any warrant or option to directors, officers or employees of any Company; provided that such proceeds were not obtained in connection with the Transactions; plus

(d)
an amount equal to any cash actually received by Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(m) to the extent constituting a return of capital or other return with respect to such Investment; provided, that in no case shall such amount exceed the amount of such Investment made pursuant to Section 6.04(m); minus

(e)	the cumulative amount of Investments made in reliance on Section 6.04(m) minus

(f)	the cumulative amount of Dividends made in reliance on Section 6.08(g) minus

(g)	the cumulative amount of Capital Expenditures made in reliance on Section 6.10(b) minus

(h)	the cumulative amount of Subordinated Indebtedness repayments made in reliance on Section 6.11(a).

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization and mandatory principal repayments (whether pursuant to this Agreement or otherwise) of all Indebtedness for such period.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” has the meaning set forth in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrower and such Lender related hereto, (b) notified Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between Borrower and such Lender) and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or Borrower, (d) otherwise failed to pay over to Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) after the Closing Date (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its Properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder; provided, however, that no Lender shall be deemed to be a Defaulting Lender under this clause (e) solely by virtue of an Undisclosed Administration. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.04(h).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to Borrower and each other Lender.

“disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation or amalgamation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Final Maturity Date.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such Person (or any options or warrants issued by such Person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“ECP” has the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to such consents, if any, as may be required under Section 10.04(b)).

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained, contributed to, or required to be maintained or contributed to by any Company or any of its ERISA Affiliates.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under or relating to Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to human health, safety or the Environment.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to human health or safety or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or, to the extent relating to exposure to Hazardous Materials, occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in Borrower, (ii) any Preferred Stock Issuance or (iii) any contribution to the capital of Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six years after such period if no such liability has been asserted against such Person or such Subsidiary; provided, however, that such Person or such Subsidiary shall continue to be an ERISA Affiliate of such Person or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such Person or such Subsidiary prior to the expiration of such six-year period.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived) or the failure to make by its due date a required installment of a material amount under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Company pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability of a material amount on any Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by any Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if, in any such case, there is potential liability of a material amount of any Company therefor; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability of a material amount to any Company or any of its ERISA Affiliates.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Section 8.01, and shall include any Default.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(a)           the sum, without duplication, of:

(i)           Consolidated EBITDA for such Excess Cash Flow Period;

(ii)           cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii)          the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(iv)         the reversal, during such Excess Cash Flow Period, of any reserve established pursuant to clause (b)(i) below; minus

(b)           the sum, without duplication, of:

(i)           the amount of any cash Consolidated Tax Expense paid or payable by Borrower and its Subsidiaries with respect to such Excess Cash Flow Period and for which, to the extent required under GAAP, reserves have been established;

(ii)           the amount of any cash Permitted Tax Distributions paid during such Excess Cash Flow Period;

(iii)          the amount of any distributions from Lion Fund in respect of any Lion Fund Interests and any dividends from Cracker Barrel in respect of any Cracker Barrel Shares, in each case during such Excess Cash Flow Period;

(iv)         the amount of any net proceeds from any sale or other disposition of any Lion Fund Interests or any Cracker Barrel Shares during such Excess Cash Flow Period;

(v)           the amount of Debt Service for such Excess Cash Flow Period;

(vi)         permanent repayments and prepayments of Indebtedness made by Borrower and its Subsidiaries during such Excess Cash Flow Period but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, (B) the amounts used to make such payments are funded from Internally Generated Funds, and (C) the amount of such repayments and prepayments of Indebtedness (other than the Term Loans) do not exceed $10,000,000;

(vii)        the sum of (i) Capital Expenditures made in cash in accordance with Section 6.10 during such Excess Cash Flow Period, to the extent funded from Internally Generated Funds, (ii) cash consideration paid during such Excess Cash Flow Period to make Permitted Acquisitions to the extent funded from Internally Generated Funds, and (iii) cash consideration paid during such Excess Cash Flow Period to make acquisitions permitted pursuant to Section 6.07(f) to the extent funded from Internally Generated Funds;

(viii)       the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; and

(ix)          cash items of expense (including losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA.

 “Excess Cash Flow Period” shall mean (i) the period, taken as one accounting period, beginning on April 10, 2014 and ending on September 24, 2014, and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (an “ECP”) at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) net income imposed as a result of such recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax and (b) in the case of a Foreign Lender (other than an Eligible Assignee pursuant to a request by Borrower under Section 2.16), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(f), except, in each case, to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax) and (c) any United States federal withholding tax imposed as a result of FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Letter of Credit” shall mean each letter of credit previously issued by Fifth Third Bank that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(e).

“Existing Hedge Agreement” shall mean, collectively, (i) the Master Agreement, dated as of January 25, 2011, between Borrower and Fifth Third Bank, (ii) the Confirmation, dated as of February 1, 2011, between Borrower and Fifth Third Bank, and (iii) the Confirmation, dated as of October 11, 2012, between Borrower and Fifth Third Bank.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Term Loan Class” has the meaning set forth in Section 2.20(a).

“Extended Term Loan Maturity Date” means with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Extending Lender or Extending Lenders.

“Extended Term Loans” has the meaning set forth in Section 2.20(a).

“Extending Lender” has the meaning set forth in Section 2.20(a).

“Extension”  has the meaning set forth in Section 2.20(a).

“Extension Amendment” has the meaning set forth in Section 2.20(a).

“Extension Notice” has the meaning set forth in Section 2.20(a).

“Extension Offer” has the meaning set forth in Section 2.20(a).

“Extension Series” means all Extended Term Loans that are established pursuant to the same Extension Amendments (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

 “Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of Borrower, or the Subsidiary of Borrower selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean (i) Section 4 of the Engagement Letter, dated February 25, 2014, between Borrower and Jefferies Finance LLC and (ii) the Fee Letter, dated March 13, 2014, between Borrower and Fifth Third Bank.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Final Maturity Date” shall mean the later of (i) the Revolving Maturity Date, (ii) the Initial Term Loan Maturity Date and (iii) each Extended Term Loan Maturity Date.

“Financial Covenant Default” shall mean (i) a failure to comply with the financial covenant set forth in Section 6.10(a) or (ii) the taking of any action by Borrower or its Subsidiaries if such action was prohibited hereunder solely due to the existence of a Financial Covenant Default of the type described in clause (i) of this definition.  It is understood and agreed that this definition may not be amended without the written consent of the Required Revolving Lenders.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained, contributed to, or required to be maintained or contributed to, by any Company.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States, or successors thereto (e.g., subject to Section 1.04, IFRS) applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Legal Requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or any notification, registration or filing to or with any Governmental Authority, in connection with the disposition (including any transfer of control) of any Real Property, facility, establishment or business, as may be required under any applicable Environmental Law or of any actual or threatened presence or Release in, on, into or from the Environment, or the use, disposal or handling of Hazardous Material on, at, under, from or near the Real Property, facility, establishment or business to be sold, acquired, leased, mortgaged, assigned or transferred.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event will Guaranteed Obligations include any Excluded Swap Obligations.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, any toxic mold, microbial or fungal contamination that could pose a risk to human health or the Environment or would negatively impact the condition of the Real Property in any material respect or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations (not including any Excluded Swap Obligations) under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall mean Biglari Holdings Inc., an Indiana corporation.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly Owned Subsidiary of Borrower whose Consolidated EBITDA attributable to such Subsidiary (on a consolidated basis including its Subsidiaries) for such Test Period does not exceed 1% of the Consolidated EBITDA attributable to Borrower and its Subsidiaries on a consolidated basis; provided, however, that (x) a Wholly Owned Subsidiary of Borrower that no longer meets the foregoing requirements of this definition or is otherwise required to become a Loan Party pursuant to Section 5.10 shall no longer constitute an Immaterial Subsidiary for purposes of this Agreement and (y) notwithstanding the foregoing, Borrower may elect to cause an Immaterial Subsidiary to become a Loan Party pursuant to Section 4.01 or 5.10, as the case may be, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of either such Section, no longer constitute an Immaterial Subsidiary.  Notwithstanding the foregoing, (i) if the Consolidated EBITDA attributable to all Immaterial Subsidiaries as of such Test Period exceeds 5% of the Consolidated EBITDA attributable to Borrower and its Subsidiaries on a consolidated basis, Borrower shall designate sufficient Immaterial Subsidiaries as no longer constituting Immaterial Subsidiaries to eliminate such excess (or, if Borrower shall have failed to designate such Subsidiaries within 20 Business Days of such excess arising, Subsidiaries shall automatically be deemed not to constitute Immaterial Subsidiaries in descending order based on the amounts of their contributions to Consolidated EBITDA until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall not constitute Immaterial Subsidiaries for any purpose of the Loan Documents, (ii) any Subsidiary of Borrower that guarantees or is an obligor of the Indebtedness incurred under this Agreement and the other Loan Documents shall not be deemed an Immaterial Subsidiary and (iii) Steak n Shake LLC and any other Subsidiary of Borrower that is the owner of material Intellectual Property shall not be deemed an Immaterial Subsidiary. The Immaterial Subsidiaries on the Closing Date are Steak n Shake 3rd Street Promenade, LLC, Steak n Shake Alamo Ranch, LLC, Steak n Shake International, Inc., Steak n Shake Signature Tempe LLC, Steak n Shake Sports and Entertainment Group LLC and Steak n Shake License LLC.

“Increasing Lenders” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Loan Amendment” shall have the meaning assigned to such term in Section 2.19(d).

“Incremental Term Loans” means term loans made pursuant to Section 2.19.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person, valued at the Hedging Termination Value thereof; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations of such Person described in clause (c) above or entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon; and (j) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Indianapolis Office Building” shall mean Steak n Shake Indianapolis Office Inc., an Indiana corporation.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Term Loan Maturity Date” shall mean March 19, 2021, the date which is seven years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Initial Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.02.

“Insolvency Laws” shall mean the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar federal or state Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all Orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Loan Party that is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made, (d) with respect to any Initial Term Loan, the Initial Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made and (e) with respect to any Extended Term Loan, the applicable Extended Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Section 6.04(c), 6.06(a), 6.06(g), or 6.06(h)).

“Investments” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the ‘International Standby Practices 1998’ (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) each of Fifth Third Bank and any other Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; (c) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, and/or (d) collectively, all of the foregoing.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents).  In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 3 to the Security Agreement.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18; provided that at no time shall the LC Commitment exceed the Revolving Commitment.  The amount of the LC Commitment shall be $20,000,000 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.  For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Issuing Bank.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Requirements” shall mean, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and any interpretation thereof published by the applicable Governmental Authority or administrative procedures relating thereto established by the applicable Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.  For purposes of Section 2.15, the term “applicable Legal Requirements” shall include FATCA.

“Lenders” shall mean (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other Person that becomes a party hereto pursuant to an Assignment and Assumption (including pursuant to Section 2.19), other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any Existing Letter of Credit and any standby letter of credit issued or to be issued by an Issuing Bank for the account of Borrower or one of its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) (the “Screen Rate”) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, (ii) if no comparable term for an Interest Period (the “Impacted Interest Period”) is available, the LIBOR Rate shall be determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period (such rate, the “Interpolated Rate”) and (iii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days before the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  In no event, with respect to the Term Loans issued on the Closing Date, notwithstanding the rate determined pursuant to the foregoing, shall the LIBOR Rate be less than 1.00%.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lion Fund” shall mean Lion Fund II, L.P., a Delaware limited partnership.

“Lion Fund Interests” shall mean the limited partnership interests of Lion Fund owned by Borrower on the Closing Date and any additional limited partnership interests of Lion Fund received by Borrower directly as a result of the contribution or other transfer of any Cracker Barrel Shares to Lion Fund following the Closing Date.

“Loan” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.

 “Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, each Joinder Agreement, the Existing Hedge Agreement, any other document executed in connection with this Agreement, and, except for purposes of Section 10.02(b), the Fee Letter.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business or value of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Issuing Bank or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral (or any portion thereof) or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Agreement” shall mean any agreement, contract or instrument to which any Company is a party or by which any Company or any of its properties is bound (i) pursuant to which any Company is required to make payments or other consideration, or will receive payments or other consideration, in excess of $2,500,000 in any twelve month period, or (ii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which shall be substantially in the form of Exhibit H or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(d) or Section 5.11.

“Mortgage Trigger Date” shall mean (i) the first date on which Borrower’s Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of the most recent Test Period, is less than 1.00:1.00, or (ii) the date specified as the Mortgage Trigger Date by the Administrative Agent (a) at any time after any Default or Event of Default has occurred and is continuing under Sections 8.01(a), (b), (g) or (h) or (b) at any time after any Default or Event of Default (other than one specified in clause (ii)(a) above) has occurred and is continuing for a period of ten Business Days.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any of its ERISA Affiliates has within the preceding six plan years made or been obligated to make contributions, or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)      with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes (but excluding any such amounts payable to any Affiliate of Borrower) and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)      with respect to any (i) Debt Issuance, (ii) Equity Issuance or (iii) other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof received by any Company, net of reasonable and customary fees (including legal, accounting and other professional and transaction fees and brokers’ fees), commissions, costs and other expenses incurred in connection therewith; and

(c)      with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses (including legal, accounting and other professional and transaction fees and brokers’ fees) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including legal, accounting and other professional and transaction fees and brokers’ fees).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Public Information” shall mean (i) material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Subsidiaries or their securities and (ii) information of a type that would be material non-public information (within the meaning of United States federal, state or other applicable securities laws) relating to Borrower if Borrower were a public reporting company with respect to Borrower or its Subsidiaries or their respective securities.

 “Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans, in each case issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit I-1, I-2 or I-3, respectively.

“Obligations” shall mean (a) all obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.  Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b).

“Officer’s Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“OID” shall have the meaning assigned to such term in Section 2.19(a)(viii).

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise or property Taxes, charges (including fees and expenses to the extent incurred with respect to any such Taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.21(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained, contributed to, or required to be maintained or contributed to by any Company or any of its ERISA Affiliates or with respect to which any Company could reasonably be expected to incur liability, contingent or otherwise, under ERISA (including under Section 4069 of ERISA).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit J-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person, (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person, or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i)           no Default or Event of Default then exists or would result therefrom;

(ii)           to the extent that the transaction involves Acquisition Consideration in excess of $5,000,000, the Person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such acquisition unless expressly approved by the Administrative Agent in its sole discretion;

(iii)          after giving effect to such transaction on a Pro Forma Basis, the Senior Secured Leverage Ratio shall not exceed the Closing Date Senior Secured Leverage Ratio;

(iv)         after giving effect to such transaction on a Pro Forma Basis, the aggregate amount of (A) all unrestricted cash and Cash Equivalents of the Loan Parties and (B) the undrawn and available portion of the Revolving Commitments shall be at least $10,000,000;

(v)           no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business (and not in anticipation of such acquisition) and necessary or desirable to the continued operation of the underlying business, Persons or properties being so acquired, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;

(vi)          the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.10 and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(vii)         the Board of Directors of the Person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(viii)        all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;

(ix)           with respect to any transaction involving Acquisition Consideration of more than $10,000,000, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) quarterly projections for the year following such Permitted Acquisition and annual projections for the year immediately following such year (or, if sooner, through the Final Maturity Date) pertaining to the Person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or any Lender, to the extent made available to or otherwise obtainable by Borrower or any Subsidiary Guarantor;

(x)           such transaction could not reasonably be expected to result in a Material Adverse Effect;

(xi)          at least five Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(xii)         the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions, when taken together with the aggregate amount of Acquisition Consideration for all acquisitions permitted pursuant to Section 6.07(f), in each case, since the Closing Date shall not exceed $50,000,000 (provided that such amount shall be increased dollar-for dollar by the amount of any Incremental Term Loans made pursuant to Section 2.19); provided that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the 91st day following payment in full and performance of the Obligations; and

(xiii)        (a) in the case of an acquisition of all or substantially all of the property of any Person, (A) the Person making such acquisition is Borrower or a Subsidiary Guarantor, and (B) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the Person being so acquired becomes a Subsidiary Guarantor, (b) in the case of an acquisition of in excess of 50% of the Equity Interests of any Person, (A) the Person making such acquisition is Borrower or a Subsidiary Guarantor, and (B) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the Person the Equity Interests of which are being so acquired becomes a Subsidiary Guarantor, and (c) in the case of a merger or consolidation or any other combination with any Person, the Person surviving such merger, consolidation or other combination (x) is Borrower or a Subsidiary Guarantor or (y) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Subsidiary Guarantor.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 6.02; provided, however, upon the date of delivery of each Mortgage under Section 5.10 or 5.11, Permitted Collateral Liens shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property issued by the applicable Title Company and (iii) otherwise Permitted Liens.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings in order to permit Holdings to pay consolidated or combined federal, state or local income taxes for which Holdings is liable for any taxable period during which Holdings is the common parent of a group of companies filing a consolidated, unitary or combined corporate tax return that includes Borrower, which payments by Borrower are not in excess of the income tax liabilities that would have been payable by Borrower and its Subsidiaries on a separate group basis if Borrower and such Subsidiaries had paid income tax on a consolidated, combined, affiliated or unitary basis on behalf of a group consisting only of Borrower and its Subsidiaries, as reduced by any such taxes directly paid by Borrower or any Subsidiary thereof.

“Person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Pledgor” shall mean each Company listed on Schedule 1.01(c), and each other Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Subsidiary Guarantor) and the Security Documents pursuant to Section 5.10.

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Company of any Preferred Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Acquisition (to the extent not subsequently disposed of during such period), (b) any Asset Sale or (c) any Dividend, as if such Permitted Acquisition, Asset Sale or Dividend, and all other Permitted Acquisitions, Asset Sales or Dividends consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with such Permitted Acquisitions, Asset Sales or Dividends had been consummated and incurred at the beginning of such period.  For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets.

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation under (or in respect of) a Permitted Hedging Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other Person as constitutes an “ECP” under the Commodity Exchange Act (7 U.S.C. 1, et seq.) or any regulations promulgated thereunder and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(A)(v)(II) of the Commodity Exchange Act (7 U.S.C. 1, et seq.).

 “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full of, and the termination of any commitment to make extensions of credit under, all of the outstanding indebtedness of any Company as of the Closing Date listed on Schedule 1.01(d), including the payment of all principal, prepayment premiums, accrued interest, fees and any commissions, costs and expenses in connection with the foregoing and the release of all guarantees and security in respect thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any Person, (a) each Affiliate of such Person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling Persons of each of the foregoing, and (b) if such Person is an Agent, each other Person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Required Revolving Lenders” shall mean, Lenders having Revolving Loans, L/C Exposure and unused Revolving Commitments representing more than 50% of the sum of all Revolving Loans outstanding, L/C Exposure and Unused Revolving Commitments at such time.

“Required Lenders” shall mean, at any date of determination (and subject to Section 2.16(c)), Lenders having Loans, LC Exposure and unused Revolving Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments at such time; provided that “Required Lenders” shall exclude the Term Loan Lenders (in their capacities as such) and shall be determined without giving effect to outstanding Term Loans, in each case solely in connection with any amendment, waiver, consent or approval with respect to (i) Section 4.02 for extensions of credit under the Revolving Commitments, (ii) the financial covenant set forth in Section 6.10(a) or any Financial Covenant Default, (iii) any extension of the Revolving Maturity Date, (iv) the termination of the Revolving Commitments, any acceleration of Revolving Loans and any requirement to Cash Collateralize the obligations under any Letter of Credit, (v) interest rates or fees payable in connection with the Revolving Commitments, (vi) any provision of Article 2 relating to payments required to be made (including any Cash Collateral required to be provided) by the Company or any of its Subsidiaries solely with respect to the Revolving Commitments and (vii) any provision requiring that any payments be made or shared on a pro rata basis solely between or among Revolving Lenders.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any other applicable Environmental Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or before the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in Section 5.01(c) and with respect to which any payment required under Section 2.10(f) has been paid, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.10(f) through the date of determination.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I or on Schedule 1 to the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $30,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean March 19, 2019, or, if such date is not a Business Day, the first Business Day thereafter.

 “Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended from time to time, and any successor statute.

“Screen Rate” has the meaning set forth in the definition of “LIBOR Rate.”

“SEC” means, the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under (i) each Permitted Hedging Agreement intended to protect against fluctuations in interest rates or foreign currency exchange rates entered into with any counterparty that is a Secured Party and (ii) the Existing Hedge Agreement so long as Fifth Third Bank is a Lender or is otherwise a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties in respect of overdrafts and related liabilities owed to any Secured Party arising from treasury, depositary and cash management services, commercial credit card, stored value card and merchant card services, or in connection with any automated clearinghouse transfer of funds.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event will Secured Obligations include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively:

(a)           with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent, each Issuing Bank and the Lenders;

(b)           with respect to obligations under Permitted Hedging Agreements intended to protect against fluctuations in interest rates, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Permitted Hedging Agreement relating to the Loans if (i) at the date of entering into such Hedging Agreement such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender, and (ii) such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such counterparty (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender; and

(c)           with respect to overdrafts and related liabilities arising from treasury, depositary and cash management services, commercial credit card, stored value card and merchant card services, or in connection with any automated clearinghouse transfer of funds, the Administrative Agent, the Collateral Agent, each other Agent, each Lender, and each Affiliate of an Agent or Lender that, in each case, provides treasury, depositary and/or cash management services to a Loan Party; provided that such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Affiliate (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit K among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, modified or supplemented from time to time.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Mortgages, each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements (including fixture filings) or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Senior Secured Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(g).

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Company that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent; provided, however, Indianapolis Office Building shall not be deemed a “Subsidiary” hereunder so long as the only reason it meets the foregoing requirement is on account of clause (i) of this definition.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary of any Loan Party other than (i) any Immaterial Subsidiary or Foreign Subsidiary and (ii) any Subsidiary that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.10.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of applicable Legal Requirements or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.10(d)(i)(C) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 provided that at no time shall the Swingline Commitment exceed the Revolving Commitment.  The aggregate principal amount of the Swingline Commitment shall be $5,000,000 on the Closing Date.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Insolvency Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) solely for purposes of Sections 3.13 and 5.05, any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment and Assumption pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $220,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Term Loans” means the Initial Term Loans, an Incremental Term Loan or an Extended Term Loan, as applicable.  Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.10(d)(i)(C).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Total Net Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date minus the Unrestricted Cash as of such date in an aggregate amount not to exceed $35,000,000 to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (b) the Refinancing, (c) payment of the Closing Date Dividend and (d) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Rate” shall mean the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company is subject to home jurisdiction supervision if applicable Legal Requirements require that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean unrestricted cash and Cash Equivalents owned by Borrower and its Subsidiaries and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created by or pursuant to this Agreement and the Loan Documents).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

“Yield Differential” shall mean, with respect to any Term Loans made pursuant to Section 2.19, (i) the interest rate applicable to such Term Loans minus (ii) the interest rate applicable to the Initial Term Loans set forth in Section 2.06, minus (iii) 50 basis points.

Section 1.02            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.  The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document or any financial definition of any other provision of any Loan Document, and Borrower or the Required Lenders shall so request, the Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared without giving effect to such change.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Closing Date, would be accrued as rental and lease expense and would not constitute a capital lease obligation in accordance with GAAP as in effect on the Closing Date shall continue to not constitute a capital lease obligation, in each case, for purposes of the covenants set forth herein and all defined terms as used therein.

Without limiting the foregoing, if at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or any requirement set forth in Section 5.01, (i) Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

Section 1.05            Pro Forma Calculations; Rounding.  With respect to any applicable period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 and the Total Net Leverage Ratio for purposes of determining the Applicable Margin (if applicable) shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06            Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS

Section 2.01            Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a)            each Term Loan Lender agrees, severally and not jointly, to make an Initial Term Loan to Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and

(b)            each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans, including any Extended Term Loans, may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02            Loans.  (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)            Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)            Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d)            Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, (A) from the date such amount is required to be paid to the date that is two Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (1) the Federal Funds Effective Rate and (2) an overnight rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (B) from the date that is two Business Days after the date such amount is required to be paid to the date such payment is made by such Lender, the interest rate applicable at the time to ABR Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e)            Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or in the case of the Initial Term Loans, the Initial Term Loan Maturity Date, or in the case of any Extended Term Loans, the applicable Extended Term Loan Maturity Date.

Section 2.03            Borrowing Procedure.  To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except that in the case of proposed Eurodollar Borrowings on the Closing Date, such Borrowing Request may be delivered not later than 3:00 p.m., New York City time, on the Business Day prior to the Closing Date) or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)            whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b)            the aggregate principal amount of such Borrowing;

(c)            the date of such Borrowing, which shall be a Business Day;

(d)            whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)            in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto;

(f)            the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g)            that the conditions set forth in Sections 4.02(b)-(d) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04            Evidence of Debt; Repayment of Loans.  (a) Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) the Swingline Lender for its own account, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the date that is no later than five (5) Business Days after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)            Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall promptly (and, in all events, within five Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I-1, I-2 or I-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05            Fees.

(a)            Commitment Fee.  Subject to Section 2.16(c), Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”), at a rate per annum equal to the applicable percentage set forth in Annex II under the caption “Commitment Fee Rate,” on the average daily unused amount of each Revolving Commitment of such Revolving Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender (and the Swingline Commitment of the Swingline Lender shall be deemed to be used to the extent of its Swingline Exposure).

(b)            Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)            LC and Fronting Fees.  Subject to Section 2.16(c), Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum (or such lesser rate per annum as the Issuing Bank may from time to time agree) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)            Other Fees.  Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the applicable Agents.

(e)            Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06            Interest on Loans.  (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)            Subject to the provisions of Section 2.06(c) and Section 2.19, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)            Notwithstanding the foregoing, during an Event of Default, all Obligations shall, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or, in the case of the Initial Term Loans, the Initial Term Loan Maturity Date or, in the case of any Extended Term Loans, the applicable Extended Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day.  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07            Termination and Reduction of Commitments.  (a) Subject to the provisions of Sections 2.19 and 2.20, the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)            At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)            Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least five Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable, provided that a notice of termination of the Commitments delivered by Borrower in accordance with this Section 2.07 may, if the Administrative Agent (in its reasonable discretion) has previously agreed to a customary pay-off letter with Borrower, expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied (or is then unlikely to be satisfied).   Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08            Interest Elections.  (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)            if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09            Amortization of Term Borrowings.  (a) Subject to Sections 2.19 and 2.20, Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on each March 31, June 30, September 30 and December 31, beginning with June 30, 2014 or if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to 0.25% of the initial aggregate principal amount of such Term Loans (as adjusted from time to time pursuant to Section 2.10), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)            To the extent not previously irrevocably paid in full in cash, all Initial Term Loans shall be due and payable on the Initial Term Loan Maturity Date and any Extended Term Loans shall be due and payable on the applicable Extended Term Loan Maturity Date.

Section 2.10            Optional and Mandatory Prepayments of Loans.  (a) Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the requirements of this Section 2.10 (including, if applicable, any amounts payable under Section 2.10(h)); provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $250,000 or, if less, the outstanding principal amount of such Borrowing.

(b)            Revolving Loan Prepayments.  (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)            In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii)           In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iv)          In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit  in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(c)            Asset Sales.  Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Company, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g) provided that:

(i)            so long as no Default or Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Loan Party within 360 days following the date of such Asset Sale (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)            if all or any portion of such Net Cash Proceeds is not so reinvested within such 360-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d)            Debt Issuance or Equity Issuance.  Not later than three Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Equity Issuance by any Company, Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e)            Casualty Events.  Not later than three Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Company, Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g); provided that:

(i)            so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Administrative Agent has elected by notice to Borrower on or prior to such date to require such proceeds to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in fixed or capital assets of any Loan Party, no later than 360 days following the date of receipt of such proceeds (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the property subject to such Casualty Event constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the first priority perfected Lien (subject to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)            if all or any portion of such Net Cash Proceeds shall not be so applied within such 360-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f)            Excess Cash Flow.  No later than each December 31 occurring prior to the Final Maturity Date, Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the Excess Cash Flow Period most recently ended if the Total Leverage Ratio at the end of such period is greater than or equal to 3.75:1.00, (y) 25% of Excess Cash Flow for the Excess Cash Flow Period most recently ended if the Total Leverage Ratio at the end of such period is less than 3.75:1.00 but greater than or equal to 3.00:1.00 and (z) 0.0% of Excess Cash Flow for the Excess Cash Flow Period most recently ended if the Total Leverage Ratio at the end of such period is less than 3.00:1:00.

(g)            Application of Prepayments.

(i)            Prior to any optional prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g)(iii), subject to the provisions of this Section 2.10(g)(i).  Any prepayments required pursuant to Section 2.10 (c)-(f) shall be applied (x) first to reduce the next four scheduled payments of Initial Term Loans, Extended Term Loans and Incremental Term Loans required to be made under Section 2.09(a) in direct order of maturity, on a pro rata basis among such Term Loans, (y) second on a pro rata basis among the payments on account of Initial Term Loans, Extended Term Loans and Incremental Term Loans remaining to be made on each Term Loan Repayment Date and the Final Maturity Date and and then to reduce payments required under Section 2.09(b), and (z) third to the extent there are prepayment amounts remaining after the application of such prepayments under clauses first and second, such excess amounts shall be applied to the prepayment of outstanding Revolving Loans and to Cash Collateralize outstanding Letters of Credit (and with a corresponding reduction in Revolving Commitments if, and only if, a Default or Event of Default has occurred and is continuing at the time such prepayment is made) and Borrower shall comply with Section 2.10(b).  Any prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to the remaining scheduled payments of Initial Term Loans, Extended Term Loans and Incremental Term Loans required to be made under Section 2.09(a) on a pro rata basis among such Term Loans as directed by Borrower (or, in the absence of any such direction, in direct order of maturity) unless otherwise agreed by the adversely affected Lenders.

(ii)            Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.

(iii)           Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that a notice of optional prepayment delivered by Borrower in accordance with this Section 2.10(g) and Section 2.10(a) that contemplates payment in full of the Loans may, if the Administrative Agent (in its reasonable discretion) has previously agreed to a customary pay-off letter with Borrower, expressly state that such notice is conditioned upon the effectiveness of new credit facilities or similar new Indebtedness and which effectiveness will result in the immediate payment in full of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to 2:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied (or is then unlikely to be satisfied) and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(h)            Call Protection.  In the event that, prior to the first anniversary of the Closing Date, there shall occur (x) any optional prepayment of the Loans, in whole or in part, under Section 2.10(a) or (y) any mandatory prepayment of the Loans, in whole or in part, under Section 2.10(c) or Section 2.10(d), each such prepayment in clause (x) or (y) above shall be accompanied by a fee or prepayment premium, as applicable, equal to the present value at such prepayment date of all interest that would accrue on the prepaid Loans through the first anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, computed using Adjusted LIBOR for an Interest Period of three months plus the Applicable Margin for LIBOR Loans in effect on such date.

Section 2.11            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)            the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) either (i) that Dollar deposits in the principal amounts of Loans comprising the applicable Borrowing are not generally available in the London interbank market or (ii) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)            the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any Eurodollar Borrowing shall be converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.12            Increased Costs; Change in Legality.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii)            impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or from, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower shall, upon the written request of such Lender or the Issuing Bank, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes.  The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b)            If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.; provided, however, that such certificate need not include any confidential or price sensitive information or any information that is prohibited by applicable Legal Requirements from being disclosed.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 12 months prior to the earlier of (x) the date on which such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor and (y) the date on which such Change in Law becomes effective; provided that if such Change in Law is retroactive, then the 12 month period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e)            Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to the Administrative Agent:

(i)            such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to Borrower and to the Administrative Agent; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(f)            For purposes of Section 2.12(e), a notice to Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by Borrower.

Section 2.13            Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof; provided, however,  that such certificate need not include any confidential or price sensitive information or any information that is prohibited by applicable Legal Requirements from being disclosed.

Section 2.14            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.10(h),  2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: Steak n Shake Operations, Inc. Account Manager, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties, and (iii) third, towards the payment of all other Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amount of such amounts then due to such parties.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(c)            If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans to any Eligible Assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)            Unless the Administrative Agent shall have received written notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 10.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15            Taxes.  (a)  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Taxes, except as required by applicable Legal Requirements; provided that if any Taxes shall be required by applicable Legal Requirements (as determined in the good faith discretion of an applicable withholding agent) to be deducted or withheld from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the relevant Loan Party shall be increased as necessary so that after making all required deductions, reductions or withholdings (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such deductions, reductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b)            In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for payment of, any Other Taxes.

(c)            The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document or required to be withheld or deducted from a payment to such recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation of and basis for such payment or liability delivered to Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)            Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            As soon as practicable after any payment of Taxes and in any event within 20 Business Days following any such payment being due, by any Loan Party to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  If any Loan Party fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or Borrower fails to remit to the Administrative Agent the required receipts or other documentary evidence, the Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(f)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by Borrower or the Administrative Agent and at the time or times prescribed by applicable Legal Requirements, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution, and submission of such documentation (other than such documentation set forth in part (i) of the following sentence or in Section 2.15(g)) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally entitled to do so, (i) furnish to Borrower and the Administrative Agent whichever of the following is applicable: (a) two accurate and complete executed originals of U.S.  Internal Revenue Service Form W-8BEN (or successor form), provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” within the meaning of Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit L, (b) two accurate and complete executed originals of U.S.  Internal Revenue Service Form W-8ECI (or successor form), (c) two accurate and complete executed originals of U.S. Internal Revenue Service Form W-8EXP (or successor form), or (d) two accurate and complete executed originals of U.S. Internal Revenue Service Form W-8IMY (or successor form) (with any required attachments), certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all withholdable payments under any Loan Document, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8EXP (or successor form), Form W-8IMY (or successor form), and/or certification upon the expiration or obsolescence of any previously delivered form or certification to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any withholdable payment under any Loan Document.  Any Lender that is not a Foreign Lender shall (i) furnish to Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form), or shall otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(g)            If a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h)            If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over an amount equal to such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within 5 Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority.  Nothing contained in this Section 2.15(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the Indemnified Taxes or Other Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid.

Section 2.16            Mitigation Obligations; Replacement of Lenders.  (a) Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(a) or (b), or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender.  Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive and binding absent manifest error.

(b)            Replacement of Lenders.  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default or Event of Default then ongoing, no such Default or Event of Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.16(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c)            Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; provided, however, that such Defaulting Lender shall continue to be deemed a Lender for purposes of Section 10.02(b)(i), (ii) and (iii); (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans and the Revolving Exposure of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans and Revolving Exposure of other Lenders (but not to the Loans and Revolving Exposure of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected (as reasonably determined by the Administrative agent), Borrower shall within one Business Day following notice by the Administrative Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein).  In the event that each of the Administrative Agent, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Defaulted Loan” means the Loans of a Defaulting Lender, (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Secured Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c).  The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17            Swingline Loans.  (a) Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)            Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopy (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Swingline Lender), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be (and maintained as) an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender, if any, or otherwise to an account as directed by Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default or Event of Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c)            Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 p.m., New York City time, on the proposed date of repayment.

(d)            Participations.  The Swingline Lender (i) may at any time in its discretion, and (ii) no less frequently than every five Business Days or as directed by the Administrative Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender, shall by written notice given to the Administrative Agent (provided such notice requirements shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.17(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, the failure of any condition in Article IV to be satisfied or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this Section 2.17(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this Section 2.17(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.17(d), as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this Section 2.17(d) shall not relieve Borrower of any default in the payment thereof.

(e)            Resignation or Removal of the Swingline Lender.  The Swingline Lender may resign as the Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Swingline Lender may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender.  From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans.  Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.18            Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Wholly Owned Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved in writing by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)            the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)            the face amount thereof;

(iii)           the expiry date thereof (which shall not be later than the date set forth in Section 2.18(c));

(iv)          the name and address of the beneficiary thereof;

(v)            whether the Letter of Credit is to be issued for its own account or for the account of one of its Wholly Owned Subsidiaries (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Wholly Owned Subsidiary);

(vi)           the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)         the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)        such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(ix)           the Letter of Credit to be amended, renewed or extended;

(x)            the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(xi)           the nature of the proposed amendment, renewal or extension; and

(xii)          such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application or execute a reimbursement agreement, in each case, on the Issuing Bank’s standard form, in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000.

(c)            Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.18(c) shall not prevent any Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless each such Issuing Bank elects not to extend for any such additional period.

(d)            Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e)            Reimbursement.

(i)            If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii)            If Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.18(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)           If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the Default Rate and (ii) in the case of such Lender, (A) from the date such amount is required to be paid to the date that is two Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (1) the Federal Funds Effective Rate and (2) an overnight rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (B) from the date that is two Business Days after the date such amount is required to be paid to the date such payment is made by such Lender, the interest rate applicable at the time to ABR Loans.

(f)            Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), material agreements, properties, solvency, business, management, prospects or value of any Company; or (vii) any other fact, circumstance or event whatsoever.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Legal Requirements) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)            Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the Default Rate.  Interest accrued pursuant to this Section 2.18(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)             Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(i), Borrower shall deposit in the Collateral Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Article VIII.  Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower in accordance with Article IX.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article IX, be returned to Borrower within ten Business Days after all Events of Default have been cured or waived.

(j)             Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders or Affiliates of Revolving Lender to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s).  Any Revolving Lender designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)             Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)             Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i)            any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii)            the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

(m)            The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.19            Increases of the Term Loan Commitments.

(a)            Borrower may at any time or from time to time after the Closing Date, increase, at Borrower's request to the Administrative Agent, the then effective aggregate principal amount of the Term Loan Commitments; provided that:

(i)             the aggregate principal amount of all the increases in the Term Loan Commitments pursuant to this Section 2.19 shall not exceed $70,000,000 and the aggregate principal amount of any requested increase shall be (i) in an integral multiple of $1,000,000 and (ii) not less than $5,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.19);

(ii)            the proceeds of such increases shall be used by Borrower for working capital and general corporate purposes of Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions, Capital Expenditures and Dividends permitted by this Agreement);

(iii)           Borrower shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such increases and at the time of any such proposed increase;

(iv)          no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom;

(v)           each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(vi)          on the date of such increase and as of the last day of the most recently ended fiscal quarter after giving effect to such increase, the Senior Secured Leverage Ratio shall not exceed the Closing Date Senior Secured Leverage Ratio;

(vii)          the Term Loans made under this Section 2.19 shall have a maturity date no earlier than the Initial Term Loan Maturity Date and shall have a weighted average life to maturity no shorter than the Initial Term Loans made under Section 2.02;

(viii)         if the weighted average interest rates applicable to the Term Loans made pursuant to this Section 2.19 exceed the interest rates set forth in Section 2.06 by more than 50 basis points, then the interest rates set forth in Section 2.06 shall increase by the Yield Differential (it being understood that any increase in the weighted average interest rates may (i) take the form of original issue discount (“OID”) or upfront fees, with such OID or upfront fees being equated to such interest margins in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year life to maturity or (ii) be accomplished by a combination of an increase in the weighted average interest rates, OID and/or upfront fees);

(ix)            all other terms and conditions with respect to the Incremental Term Loans made pursuant to this Section 2.19 shall be substantially the same as those with respect to the Initial Term Loans;

(b)            Any request under this Section 2.19 shall be submitted by Borrower in writing to the Administrative Agent (which shall promptly forward copies to the Lenders).  Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Term Loan Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Term Loan Commitment.  No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Term Loan Commitment.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Term Loan Commitments pursuant to this Section 2.19.  No Lender which declines to increase the principal amount of its Term Loan Commitment may be replaced with respect to its existing Term Loan Commitment as a result thereof without such Lender’s consent.

(c)            Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the Term Loan Commitments that it is willing to assume (provided that any Lender not so responding within five Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request).  Borrower may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.19 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate principal amount of the applicable Term Loan Commitments.  The Administrative Agent, in consultation with Borrower, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Term Loan Commitments among Increasing Lenders and New Lenders.

(d)            Subject to the foregoing, any increase requested by Borrower shall be effective upon (A) delivery to the Administrative Agent of each of the following documents:  (i) an originally executed copy of a Joinder Agreement signed by a duly authorized officer of each New Lender; (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a Financial Officer of Borrower; (iii) an Officer’s Certificate of Borrower, in form and substance reasonably acceptable to the Administrative Agent, certifying that, among other things, any increase in the Term Loan Commitments pursuant to this Section 2.19 and the making of the Term Loans under the applicable Incremental Term Loan Amendment (as defined below) is not in violation of this Agreement; (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes evidencing such Term Loans issued by Borrower in accordance with Section 2.04(e); (v) an amendment to, or an amendment and restatement of, this Agreement (in each case, an “Incremental Loan Amendment”), and, as appropriate, the other Loan Documents, executed by Borrower, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (vi) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (y) such other conditions as the parties thereto shall agree.  Any such increase shall be in an aggregate principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as increases to the principal amount of their Term Loan Commitments plus (B) the principal amount offered by New Lenders with respect to the Term Loan Commitments, in either case as adjusted by Borrower and the Administrative Agent pursuant to this Section 2.19.  Notwithstanding anything to the contrary in Section 10.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.19.

Section 2.20            Amend and Extend Transactions.  (a) At any time after the Closing Date, Borrower and any Term Loan Lender (any such Term Loan Lender, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Term Loan Lenders (each such notice, an “Extension Notice”), to extend (an “Extension”) the maturity date of such Lender’s Term Loans of a Class (which term, for purposes of this provision, shall also include any Term Loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.20 or any Class of Incremental Term Loans) (the “Existing Term Loan Class”) to the extended maturity date specified in such Extension Notice and Extension Amendment (each tranche Term Loans so extended, in each case as well as the original Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.20, “Extended Term Loans”); provided, that (i) Borrower shall have offered to all Term Loan Lenders under the applicable Term Loan Facility that is the subject of the proposed Extension the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Term Loan Lender (each such offer, an “Extension Offer”), (ii) subject to clauses (iv) and (v), the Extended Term Loans shall have the same terms as the Class or Class of Term Loans that was the subject of the Extension Notice; provided that the Extension Offer and/or Extension Amendment may provide for other covenants and terms that apply to any period after the Final Maturity Date then in effect, (iii) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (iv) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, and scheduled amortization (subject to the limitations set forth in clause (v) of this Section 2.20(a)) applicable to any Extended Term Loans shall be determined by Borrower and the Extending Lenders, (v) before the Final Maturity Date then in effect, the amortization of any Extended Term Loans shall not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Extended Term Loans and (vi)  all documentation in respect of such Extension Offer (including any Extension Notice and any amendment to this Agreement implementing the terms of such Extension Offer (each such amendment, an “Extension Amendment”)) shall be consistent with the foregoing.  In connection with any such Extension, Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Extended Term Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms not inconsistent with this Section 2.20.

(b)             Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class is converted to extend the related scheduled maturity date(s) in accordance with Section 2.20(a) (an “Extension Date”), the aggregate principal amount of the existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).  If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Extending Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans of such Extending Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Extending Lenders have accepted such Extension Offer.

(c)            With respect to all Extensions consummated by Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 and (ii) any Extension Offer is required to be in a minimum amount of $30,000,000. Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans of any or all applicable tranches accept the applicable Extension Offer.

(d)            In connection with any Extension, Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.20.

(e)            In connection with any Extension Amendment, Borrower shall deliver (i) an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment and the Loan Documents as amended thereby, that such Extension Amendment, including the Extended Term Loans provided for therein, does not breach or cause a Default or Event of Default under the terms and provisions of Section 10.02 of this Agreement and such other opinions reasonably requested by the Administrative Agent, (ii) customary reaffirmations and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f)            In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of the applicable Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Existing Term Loan Class in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Extended Term Loans to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.20(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.20(a).

(g)            This Section 2.20 shall supersede any provisions in 10.02 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.20 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Term Loans without such Lender’s consent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) on the Closing Date and on the date of each Credit Extension that:

Section 3.01            Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified, licensed and in good standing (to the extent such concept is legally recognized in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02            Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03            No Conflicts; No Default.  The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate or result in a default or require any consent or approval (other than such as have been obtained and are in full force and effect) under (x) any indenture, instrument, agreement, or other document binding upon any Company or its property or to which any Company or its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Security Documents.  No Default or Event of Default has occurred and is continuing.

Section 3.04            Financial Statements; Projections.  (a)  Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended September 28, 2011, September 26, 2012 and September 25, 2013, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the quarter ended December 18, 2013 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower.  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, there are no material liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b)            [Reserved.]

(c)            Borrower has heretofore delivered to the Lenders the forecasts of financial performance of Borrower and its Subsidiaries for the fiscal years 2014 – 2018, including forecasts of financial performance on a quarterly basis for each fiscal quarter occurring during such period (the “Projections”).  The Projections have been prepared in good faith by the Loan Parties and based upon (i) the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) above consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Loan Parties as of the date hereof and the Closing Date.

(d)            Since December 18, 2013, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05            Properties.  (a)  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(b)            The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(c)            Schedule 3.05(c) contains a true and complete list of each ownership and leasehold interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(d)            No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(e)            Each Company owns or has rights to use all of its property and all rights with respect to any of the foregoing used in or necessary for each Company’s business as currently conducted, except for those the failure to own or have rights to use which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The use by each Company of its property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any Person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.  The Real Property is zoned in all material respects to permit the uses for which such Real Property is currently being used.  The present uses of the Real Property and the current operations of each Company’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.

(f)            Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Real Property of the Companies.

(g)            Each parcel of Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06            Intellectual Property.  (a)  Each Company owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            No claim has been asserted in writing and is pending by any Person challenging or questioning any Company’s right to use any such Intellectual Property or the validity of any Company’s Intellectual Property, except to the extent that such claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by each Company does not infringe the rights of any Person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Except pursuant to franchise agreements, samples of which have been provided to the Administrative Agent, and other licenses, supply agreements, and other user agreements entered into by each Company in the ordinary course of business which, to the extent material and in existence on the Closing Date, are listed in Schedule 3.06(b), no Company has authorized any other Person to use any such Intellectual Property, which use, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Each Company has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all material trade secrets used in such Company’s business.

(c)            No Violations or Proceedings.  (i) No Company is aware of any violation by others of any right of any Company with respect to any Intellectual Property, other than such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) no Company is infringing upon or misappropriating any copyright, patent, trademark, trade secret or other intellectual property right of any other Person except such as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (iii) no Company is in breach of, or in default under, any license of Intellectual Property by any other Person, to such Company, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Company, or to such Company’s knowledge, threatened, and no claim against any Company has been received by any Company, alleging any such infringement or misappropriation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)            No Impairment.  Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter or impair any right of any Company in any Intellectual Property, except for such alterations or impairments which result from any Company’s compliance with, or the Agent’s enforcement of its rights under, the Loan Documents, and except to the extent that such alterations or impairments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)            No Agreement or Order Materially Affecting Intellectual Property.  No Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which could reasonably be expected to materially affect any Company’s use or licensing of its Intellectual Property in its business as currently conducted.

Section 3.07            Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth a list of (i) Borrower and each Subsidiary of Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Documents and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b)            Other than consents that have been obtained, no consent of any Person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or first priority status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

(c)            An accurate organizational chart, showing Borrower and each Subsidiary as of the date hereof and as of the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c) (which shall be permitted to be updated by Borrower before the Closing Date).

Section 3.08            Litigation; Compliance with Legal Requirements.  (a)  There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or any of the Transactions or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.09            Agreements.  (a)  No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(b)            No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a part or by which it or any of its property is or may be bound or subject, where such default could reasonably be expected to result in a Material Adverse Effect.

(c)            Schedule 3.09(c) accurately and completely lists all Material Agreements (other than leases of Real Property set forth on Schedule 3.05(c) and franchise agreements, samples of which have been provided to the Administrative Agent on or before the date hereof) to which any Loan Party is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent (or expressly made available in a reasonable manner to the Administrative Agent and the Lenders for review on or before the date hereof), complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto, and all such Material Agreements are in full force and effect.

Section 3.10            Federal Reserve Regulations.  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b)            No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

Section 3.11            Investment Company Act, etc.  No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, or required to be registered pursuant to, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.12            Use of Proceeds.  Borrower will use the proceeds of (a) the Initial Term Loans to finance the Transactions and pay any related fees and expenses and (b) the Revolving Loans and Swingline Loans for working capital and general corporate purposes (including to effect Permitted Acquisitions, to refinance indebtedness of the business acquired pursuant to any such Permitted Acquisition and to pay fees and expenses in connection with any such Permitted Acquisition).

Section 3.13            Taxes.  Each Company has (a) timely filed or caused to be timely filed all material federal, state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Company has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.  No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  No Company is party to any tax sharing or similar agreement.

Section 3.14            No Material Misstatements.  Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered pursuant thereto (as modified or supplemented by other information so furnished) contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date such information is dated or certified; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15            Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.16            Solvency.  Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17            Employee Benefit Plans.  (a)  Except to the extent the failure to comply could reasonably be expected to result in a Material Adverse Effect, each Company and each of its ERISA Affiliates is in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans.  Each Employee Benefit Plan complies in all material respects, and is operated and maintained in compliance in all material respects, with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service for all required amendments and nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification.

(b)            No ERISA Event has occurred or is expected to occur.  No Pension Plan has any Unfunded Pension Liability.  Except as could not reasonably be expected to result in a Material Adverse Effect (either individually or in the aggregate), within the last six years, no Pension Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Pension Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Company or any of its ERISA Affiliates.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of any Company or any of its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(c)            All Foreign Plans are in material compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except as would not reasonably be expected to result in a material liability to any Company.  All amounts payable under any Foreign Plan are properly reflected on the financial statements of the applicable Company.

Section 3.18            Environmental Matters.

(a)            Except as could not reasonably be expected to result in loss to the condition (financial or otherwise), results of operations, assets, properties, solvency, business, prospects or value of the Companies, individually or in the aggregate, in excess of $5,000,000:

(i)             the Companies and their businesses, operations and Real Property are and have at all times during the Companies' ownership or lease thereof been in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii)            the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property, under all applicable Environmental Laws.  The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)           there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest that has resulted in, or is reasonably likely to result in, liability or obligations by any of the Companies under Environmental Law or in an Environmental Claim;

(iv)          there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies, or relating to the Real Property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)           no Company is obligated to perform any action or otherwise incur any expense under Environmental Law, including pursuant to any Order or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vi)          no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or is reasonably likely to have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws;

(vii)         there are no underground or aboveground storage tanks, whether empty or containing any Hazardous Material, located on any Real Property; and

(viii)         the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions and the other transactions contemplated hereby and thereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup obligations pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law.

Section 3.19            Insurance.  Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations or as are otherwise deemed prudent by Borrower, in the exercise of its reasonable business judgment.  All material insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement.

Section 3.20            Security Documents.  (a)  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the Office of the Secretary of State of the jurisdiction of incorporation or organization of the applicable Loan Party (or in such other applicable central filing office as shall be specified under the Uniform Commercial Code as in effect in the jurisdiction of incorporation or organization of the applicable Loan Party) and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than (A) the Intellectual Property constituting Collateral and (B) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)            When (i) the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, and (ii) financing statements and other filings in appropriate form are filed in the Office of the Secretary of State of the jurisdiction of incorporation or organization of the applicable Loan Party (or in such other applicable central filing office as shall be specified under the Uniform Commercial Code as in effect in the jurisdiction of incorporation or organization of the applicable Loan Party), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property constituting Collateral, in each case subject to no Liens other than Permitted Liens.

(c)            Each Mortgage delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), such Mortgage shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Collateral Liens.

(d)            Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute valid, enforceable and fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.21            Anti-Terrorism Law; Foreign Corrupt Practices Act.  (a)  No Company and, to the knowledge of each Company, none of its Affiliates is in violation of, or shall use any proceeds of the Loans or the Letters of Credit in violation of, any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)            No Company and to the knowledge of each Company, no Affiliate or broker or other agent of any Company acting or benefiting in any capacity in connection with the Credit Extensions, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c)            No Company and, to the knowledge of each Company, no Affiliate or broker or other agent of any Company acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or frozen pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)            No Company nor any director or officer, nor to the knowledge of any Company, any agent, employee or other Person acting, directly or indirectly, on behalf of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01            Conditions to Initial Credit Extension.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)            Loan Documents.  All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)            Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii)            a certificate as to the good standing (to the extent such concept is legally recognized in the applicable jurisdiction) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State.

(c)            Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d)            Financings and Other Transactions, Etc.  (i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in accordance with the terms hereof; and

   (ii)            The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being refinanced in the Refinancing; and the Administrative Agent shall have received from any Person holding any Lien securing any such Indebtedness, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(e)            Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money or Preferred Stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(b) and (iii) Indebtedness owed to any Loan Party.

(f)            Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of (i) Olshan Grundman Frome Rosenzweig & Wolosky LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-1, (ii) each local counsel listed on Schedule 4.01(f), substantially to the effect set forth in Exhibit N-2, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders.

(g)            Solvency Certificate.  The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) in the form of Exhibit M, dated the Closing Date and signed by the chief financial officer of Borrower.

(h)            Legal Requirements.  The Lenders shall be satisfied that each Company, and the Transactions shall be in full compliance with all material Legal Requirements, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(i)             Consents.  The Lenders shall be satisfied that all requisite Governmental Authorities, equityholders and third parties shall have approved, authorized or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, individually or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(j)             Litigation.  There shall not exist any claim, action, suit, investigation, litigation or proceeding pending or threatened by or before any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that, in the opinion of the Administrative Agent or any Lender (a) has had, or could reasonably be expected to result in, a Material Adverse Effect, (b) calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared, or (c) the ability of any Company to perform its obligations under the Loan Documents or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(k)            Sources and Uses.  The sources and uses of the Credit Extensions on the Closing Date shall be as set forth in Section 3.12.

(l)             Fees.  The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Jones Day, special counsel to the Administrative Agent and the Arrangers, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(m)            Personal Property Requirements.  The Collateral Agent shall have received:

(i)            all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)            the Intercompany Note executed by and among the Companies, accompanied by an endorsement to the Intercompany Note in the form attached thereto, undated and endorsed in blank by each of the Loan Parties;

(iii)          all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Security Agreement) (excluding the stock certificates and stock powers listed in Section 5.15(b) and (c) and any Control Agreement necessary to perfect the Collateral Agent’s security interest in the Deposit Accounts identified in Schedule 16 to the Perfection Certificate, all of which shall be delivered after the Closing Date in accordance with Section 5.15 hereof);

(iv)          UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v)           copies, each as of a recent date, of (w) the UCC searches required by the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Company, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company as debtor and that are filed in the state and county jurisdictions in which any Company is organized or maintains its principal place of business, and (z) such other searches that the Collateral Agent deems necessary or appropriate;

(vi)          a Landlord Access Agreement with respect to the Company Headquarters; and

(vii)         evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents.

(n)            Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(o)            Bank Regulatory Documentation.  The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order.

(p)            Maximum Revolving Exposure.  Immediately after giving effect to the Borrowings made on the Closing Date, the aggregate amount of the Lenders’ Revolving Exposure shall not be greater than $10,200,000.

Section 4.02            Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension on the Closing Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)            Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)            No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(c)            Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d)            No Legal Bar.  No Order of any Governmental Authority shall purport to restrain (i) any Lender from making any Loans to be made by it or (ii) the Issuing Bank from issuing any Letters of Credit to be issued by it.  No injunction or other restraining Order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 (and, for the initial Credit Extensions on the Closing Date, Section 4.01) have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.  For purposes of determining satisfaction of the conditions specified in Section 4.01 and, Section 4.02, by releasing its signature page hereto or to an Assignment and Assumption, each Agent and each Lender that has signed this Agreement or an Assignment and Assumption shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Agent or such Lender, as the case may be.

ARTICLE V
AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01            Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a)            Annual Reports.  As soon as available and in any event within 90 days after the end of each fiscal year, (i) the audited consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), all prepared in accordance with GAAP and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other material qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth the financial condition, results of operations and cash flows of Borrower as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year;

(b)            Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarter of each fiscal year, the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate (x) certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants set forth in Section 6.10 and the Cumulative Credit Availability; and (ii) in the case of delivery of financial statements under Section 5.01(a) above, (x) Borrower’s calculation of Excess Cash Flow and Retained Excess Cash Flow Amount and (y) a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying in reasonable detail the nature and extent thereof in each case insofar as such Default relates to financial or accounting matters (provided, however, that such report may indicate that the accounting firm’s audit was not directed primarily toward obtaining knowledge of such noncompliance);

(d)            Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer certifying that as of the date thereof (i) all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a sufficient description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect, perfect or maintain the perfection or priority of the Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period), and (ii) all possessory Collateral required to be delivered to the Collateral Agent or the Administrative Agent pursuant to the Security Documents has been so delivered;

(e)            Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” or similar document received by any such Person from its certified public accountants and the management’s responses thereto;

(f)             Budgets.  No later than the 45th day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income for each of Borrower’s and its Subsidiaries’ business units and sources and uses of cash and balance sheets, in each case on a consolidated basis) prepared by Borrower for (i) each fiscal quarter of such fiscal year prepared in detail and (ii) the fiscal year immediately following such fiscal year prepared in summary form, accompanied by a certificate of the chief financial officer of Borrower certifying that the budget is a reasonable estimate for the period covered thereby;

(g)            Certification of Public Information.  Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that Borrower has not specifically labeled “Public—Contains Only Public Information” shall not be posted on that portion of the Platform designated for such Public Lenders.  If Borrower has not so labeled a document or notice delivered pursuant to this Section 5.01, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their securities.  Notwithstanding anything in any Loan Document to the contrary, documents required to be delivered pursuant to Section 5.01(a)(i) and (b) may be posted on that portion of the Platform designated for Public Lenders regardless of whether Borrower has or has not specifically labeled any such document “Public—Contains Only Public Information”; and

(h)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender may reasonably request.  Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.

Section 5.02            Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days following the date on which a Responsible Officer obtains knowledge thereof):

(a)            any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)            any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(d)            the occurrence of a Casualty Event in excess of $2,000,000 (whether or not covered by insurance);

(e)            the occurrence of any ERISA Event or any event with respect to a Foreign Plan, that, alone or together with any other ERISA Events or any other events with respect to a Foreign Plan that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000;

(f)             the receipt by any Company of any notice of any Environmental Claim or violation of or potential liability under, or knowledge by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations and liabilities the consequence of which, in the aggregate, have not and could not be reasonably likely to subject the Companies collectively to liabilities exceeding $2,000,000; and

(g)            (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any substantial portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially and adversely affect the value of the Collateral.

Section 5.03            Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights and franchises, licenses and permits material to the conduct of its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b)            Do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties material to the conduct of the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent any abandonment or other disposition of property or assets permitted to be made pursuant to Section 6.06.

Section 5.04            Insurance.  (a)  Maintain such insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations or as is otherwise deemed prudent by Borrower in the exercise of its reasonable business judgment, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks (including “key-man” life insurance) as the Administrative Agent may from time to time require (in each case, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, (x) neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably conditioned, withheld or delayed), and (y) no consent of any Company shall be required during an Event of Default.

(b)            Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(c)            With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(d)            No Loan Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could reasonably be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

Section 5.05            Obligations and Taxes.  (a)  Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

Section 5.06            Employee Benefits.  (a)  Comply in all material respects with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans and Foreign Plans and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within five Business Days after any Responsible Officer of any Company or any ERISA Affiliate of any Company knows or has reason to know that, any ERISA Event or other event with respect to an Employee Benefit Plan or Foreign Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) annual report (Form 5500 Series) filed by any Company or any of its ERISA Affiliates with the Employee Benefits Security Administration with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan or Foreign Plan as the Administrative Agent shall reasonably request.

Section 5.07            Maintaining Records; Access to Properties and Inspections; Annual Meetings.  (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities.  Each Company will permit any representatives designated by the Administrative Agent or any Lender (i) to visit and inspect the financial records and the property of such Company upon reasonable prior notice and at reasonable times (such visits and inspections to be limited to one visit and inspection coordinated by the Administrative Agent per fiscal year so long as no Default or Event of Default has occurred and is continuing), and (ii) to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuation of any Event of Default, any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants) in the presence of representatives of such Company.

(b)            Borrower shall, or shall cause Holdings to, permit each Lender and the Administrative Agent to attend the annual general stockholders meeting of Holdings.

Section 5.08            Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 2.19(a) and Section 3.12 and request the issuance of Letters of Credit only to support obligations of Borrower or its Wholly Owned Subsidiaries and (ii) in the case of Existing Letters of Credit, for the purposes set forth in the documentation governing such Existing Letters of Credit.

Section 5.09            Compliance with Environmental Laws; Environmental Reports.  (a) Comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10            Additional Collateral; Additional Guarantors.  (a)  Subject to this Section 5.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary not required to be pledged pursuant to Section 5.10(b)), promptly (and in any event within 15 Business Days after the acquisition thereof, unless extended by the Administrative Agent in writing in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, (ii) if requested by the Administrative Agent, deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding anything to the contrary herein, the Loan Parties shall not have any obligation to perfect Liens on the Intellectual Property constituting Collateral in any jurisdiction other than in the United States.  Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)            With respect to (x) any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date (other than an Immaterial Subsidiary) or (y) any Subsidiary of Borrower that is an Immaterial Subsidiary that ceases to be an Immaterial Subsidiary pursuant to the definition thereof or otherwise, promptly (and in any event within 30 days after such Person becomes a Subsidiary, unless extended by the Administrative Agent in writing in its sole discretion) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement to become a Subsidiary Guarantor or, in the case of a Foreign Subsidiary, execute a security document compatible with the laws of such Foreign Subsidiary’s jurisdiction (and in form and substance reasonably satisfactory to the Collateral Agent) to cause such Subsidiary to become a Subsidiary Guarantor and a Pledgor, (B) deliver opinions of counsel to Borrower in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) and (2) no Foreign Subsidiary that is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) shall be required to take the actions specified in clause (ii) of the preceding sentence, provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (within the meaning of Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary. For purposes of this Section 5.10(b), any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock.

(c)            With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within 10 Business Days after such Person becomes a Subsidiary), unless extended by the Administrative Agent in writing in its sole discretion) execute and deliver to the Collateral Agent (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d)            (i)            Within 60 days after the Mortgage Trigger Date, to the extent requested by the Administrative Agent, deliver the following with respect to each parcel of Real Property owned in fee by such Loan Party on the Mortgage Trigger Date:

(A)            Mortgages on each such parcel of fee-owned Real Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of such Mortgaged Property, and otherwise in form for recording or filing in the recording or filing office of each applicable governmental subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Legal Requirements, and such financing statements and any other instruments necessary to grant a mortgage Lien under the laws of any applicable jurisdiction, all of which shall be in form and substance satisfactory to the Collateral Agent;

(B)            with respect to each such Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(C)            with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 120% of the Fair Market Value of such Mortgaged Property and fixtures (with the Fair Market Value to be mutually agreed upon by the Administrative Agent and Borrower), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable Legal Requirements (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(D)            with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(E)            evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(F)            with respect to each Mortgaged Property, copies of all Leases in which any Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;

(G)            evidence, with respect to each Mortgaged Property, that each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Real Property or Mortgaged Property;

(H)            Surveys with respect to each Mortgaged Property;

(I)             with respect to each Mortgaged Property, (1) an environmental assessment prepared by any environmental consultant and in form and substance reasonably acceptable to the Collateral Agent and (2) a completed Federal Emergency Management Agency (or any successor agency) Standard Flood Hazard Determination; and

(J)             with respect to each Mortgaged Property, an opinion of local counsel admitted to practice in the jurisdiction in which such Mortgaged Property is located, reasonably satisfactory in form and substance to the Collateral Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby.

(ii)            After the Mortgage Trigger Date, to the extent requested by the Administrative Agent, promptly (and in any event within 10 Business Days of the acquisition thereof) deliver the items described in Section 5.10(d)(i) with respect to (A) each parcel of owned Real Property that is acquired by such Loan Party after the Mortgage Trigger Date.

(iii)           The Mortgages delivered pursuant to clauses (i) or (ii) of this Section 5.10(d) shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to such Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.

Section 5.11            Security Interests; Further Assurances.  (a)  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Companies’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b)            Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

Section 5.12            Information Regarding Collateral.  (a)  Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement.

Section 5.13            Maintenance of Corporate Separateness.  Satisfy in all material respects, customary corporate, limited liability company or other like formalities, including the accurate maintenance of separate organizational and business records.

Section 5.14            Maintenance of Ratings.  Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).

Section 5.15            Post-Closing Matters.

(a)            Execute and deliver Control Agreements in form and substance reasonably satisfactory to the Collateral Agent with respect to each deposit account listed on Schedule 16(a) to the Perfection Certificate (except for the Monaco Account, as defined therein) within 90 days of the Closing Date (or such later date agreed to by the Collateral Agent in its sole discretion).

(b)            Execute and deliver a stock certificate representing all of the Equity Interests of Steak n Shake International, Inc. and issued to Borrower, together with an undated stock power executed and delivered in blank by a duly authorized officer of Borrower, within 90 days of the Closing Date (which may be extended with the consent of the Administrative Agent in its sole discretion).

(c)            Deliver a stock certificate representing all of the Equity Interests of Steak n Shake Enterprises, Inc. and issued to Borrower, together with an undated stock power executed and delivered in blank by a duly authorized officer of Borrower, within 1 Business Day following the Closing Date (which may be extended with the consent of the Administrative Agent in its sole discretion).

(d)            With respect to each insurance policy required by Section 5.04 and the applicable provisions of the Security Documents, deliver an endorsement or other amendment including a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), within 7 days of the Closing Date (which may be extended with the consent of the Administrative Agent in its sole discretion).

ARTICLE VI
NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01            Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a)            Indebtedness incurred under this Agreement and the other Loan Documents;

(b)            Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c)            Indebtedness consisting of Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)            Indebtedness permitted by Section 6.04;

(e)            Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding; provided, however, that, in the case of Purchase Money Obligations, (i) such Indebtedness is incurred within 90 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any Person owning the applicable fixed or capital assets) by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be;

(f)            Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g)            Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01 (other than Section 6.01(i));

(h)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)            unsecured Indebtedness of any Company in an aggregate principal amount for all Companies not to exceed $15,000,000 at any time outstanding; provided that no Default or Event of Default shall have occurred and be continuing at the time such unsecured Indebtedness is incurred or would result from the incurrence thereof;

(k)            Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b), (c) and (e); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default and subordination (including lien subordination) provisions thereof shall be, in the aggregate, no less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced, and (D) no Event of Default has occurred and is continuing or would result therefrom;

(l)            Indebtedness arising from agreements of Borrower or a Subsidiary providing for indemnification, adjustment or purchase price or similar obligations, in each case, incurred or assumed in connection with any acquisition of any business, assets or Subsidiary permitted pursuant to Section 6.07, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)            Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries that is incurred in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during the period covered by such insurance; and

(n)            Indebtedness secured by a Lien on Real Property purchased by Borrower after the Closing Date, in an aggregate amount not to exceed $5,000,000 at any time outstanding.

Section 6.02            Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)            inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)            Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(c)            any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(k)(A), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)            easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any Real Property, whether now or hereafter in existence, not (i) securing Indebtedness, (ii) in the aggregate materially impairing the value of such Real Property or (iii) in the aggregate materially interfering with the ordinary conduct of the business of the Companies at or otherwise with respect to such Real Property;

(e)            Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f)             Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this Section 6.02(f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) to the extent such Liens are not imposed by Legal Requirements, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g)            Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)             Liens securing Indebtedness incurred pursuant to Section 6.01(e), provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness, (ii) do not encumber any other property of any Company and (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the Fair Market Value or the cost of the property secured by such Lien;

(j)             bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)            Liens on property existing at the time such property is acquired by any Company to the extent permitted hereunder and Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), and (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation and do not attach to any other assets or property of Borrower and its Subsidiaries;

(l)             Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)            licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)            the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC (or any equivalent provision of the UCC) covering only the items being collected upon;

(p)            Liens granted by a Company in favor of a Loan Party in respect of Indebtedness owed by such Company to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents;

(q)            Liens incurred in the ordinary course of business of Borrower or any Subsidiary of Borrower with respect to obligations that do not exceed $2,000,000 at any one time outstanding and which apply to property and/or assets with an aggregate fair market value not to exceed $2,000,000; provided that no Default or Event of Default exists and is continuing at the time such Lien is incurred or would result from the incurrence of such Lien;

(r)            Liens on assets arising pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the Asset Sales permitted pursuant to Section 6.06; provided that such Liens only attach to the assets subject to such Asset Sale;

(s)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Borrower or any Subsidiary in the ordinary course of business; and

(t)            Liens securing Indebtedness incurred pursuant to Section 6.01(n), provided that such Liens attach only to the Real Property purchased by Borrower with respect to which such Indebtedness was incurred and do not encumber any other property.

Section 6.03            Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), except for any Sale and Leaseback Transaction on any fixed or capital assets by Borrower or any Subsidiary that is (i) permitted by Section 6.06, (ii) made for cash consideration in an amount not less than the Fair Market Value of such fixed or capital asset and (iii) consummated within 360 days after Borrower or such Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset; provided that, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

Section 6.04            Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)            the Companies may consummate the Transactions;

(b)            Investments outstanding on the Closing Date and identified on Schedule 6.04(b) and replacements thereof in an aggregate amount not to exceed the amount existing on the Closing Date; provided that Borrower shall notify the Administrative Agent in writing at the time it delivers the financial statements required pursuant to Section 5.01(b) hereof of any such replacements with detail thereof reasonably sufficient to the Administrative Agent (for the purposes of this clause (b), such Investments existing on the Closing Date will be valued as being equal to the fair market value of such Investments on the Closing Date, and any replacements of such Investments shall be valued as being equal to the consideration paid therefore at the time of purchase, in each case without regard to any increases or decreases in the market value thereof or any mark-ups or mark-downs in the book value thereof);

(c)            the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)            Hedging Obligations permitted pursuant to Section 6.01(c);

(e)            loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes, in aggregate amount not to exceed $500,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f)             Investments by (i) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (ii) any Company in Borrower or any Subsidiary Guarantor, (iii) Borrower or any Subsidiary Guarantor in any Immaterial Subsidiary solely to fund operational expenses of Immaterial Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding and Capital Expenditures (to the extent permitted by Section 6.10(b)) thereof and (iv) Borrower or any Subsidiary Guarantor in any Foreign Subsidiary to fund (x) operational expenses of Foreign Subsidiaries in the ordinary course of business so long as the aggregate balance of cash and Cash Equivalents held by all Foreign Subsidiaries at the time of such Investment does not exceed $25,000,000 and (y) Capital Expenditures (to the extent permitted by Section 6.10(b)); provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g)            Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)            mergers and consolidations in compliance with Section 6.05;

(i)             Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j)             acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(k)            Dividends in compliance with Section 6.08;

(l)             other Investments in an aggregate amount not to exceed $50,000,000 on the date such Investments are made plus an amount equal to any repayments, interest, returns, profits, distributions, dividends, income and similar amounts actually received by Borrower or any of its Subsidiaries in cash in respect of any such Investment (in each case, so long as not otherwise included in the Cumulative Credit Availability); provided, that, with respect to any such Investment made by Borrower or any Subsidiary Guarantor in any Person that is not a Loan Party, the Collateral Agent shall have been granted a security interest in form and substance reasonably acceptable to the Collateral Agent on the assets acquired pursuant to such Investment;

(m)           Investments in an aggregate amount outstanding not to exceed the Cumulative Credit Availability as of the time such Investments were made; provided, that (i) no Default or Event of Default has occurred or is continuing or shall exist immediately thereafter as a result of such Investment and (ii) Borrower shall have delivered, no later than 7 days after the date of such Investment, an Officer’s Certificate to the Administrative Agent certifying as to compliance with the foregoing;

(n)            unsecured intercompany loans, by any Company to Holdings evidenced by the Intercompany Note for purposes and in amounts that would otherwise be permitted to be made as Dividends to Holdings pursuant to Sections 6.08(c)-(e); provided that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Section; and

(o)            Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding in joint ventures, partnerships, and similar arrangements (including foreign joint ventures), whether in corporate, partnership or other legal form, that do not constitute Subsidiaries; provided, that (i) any such joint venture, partnership or similar arrangement shall be, or shall be engaged in, a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14, and (ii) no Default or Event of Default shall have occurred and be continuing at the time any such Investments are made or would result from the making of any such Investments.

Section 6.05            Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)            dispositions of assets in compliance with Section 6.06 (other than Section 6.06(d) and Section 6.06(e));

(b)            Permitted Acquisitions;

(c)            any solvent Company (other than Borrower) may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving Person in such merger or consolidation and, in the case of any Subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and

(d)            any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to any Agent or Lender in any material respect.

To the extent the requisite Lenders under Section 10.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06            Asset Sales.  Effect any Asset Sale, or agree to effect any disposition of any property, except that the following shall be permitted:

(a)            dispositions of obsolete property by Borrower or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b)            other dispositions of property; provided that (i) the aggregate consideration received in respect of all dispositions of property pursuant to this clause (b) shall not exceed $50,000,000 during the term of this Agreement, (ii) such dispositions of property are made for Fair Market Value and on an arms-length commercial basis, (iii) at least 80% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents, and (iv) Borrower uses the proceeds of the disposition to prepay the Loans as and to the extent required by Section 2.10(c);

(c)            leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d)            Investments in compliance with Section 6.04;

(e)            mergers and consolidations in compliance with Section 6.05;

(f)             Dividends in compliance with Section 6.08;

(g)            sales of inventory in the ordinary course of business and dispositions of cash and Cash Equivalents in the ordinary course of business;

(h)            any disposition of property that constitutes a Casualty Event;

(i)             any disposition of property by any Subsidiary of Borrower to Borrower or any of its  Wholly Owned Subsidiaries; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must be Borrower or a Subsidiary Guarantor;

(j)             dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)            the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Borrower and its Subsidiaries.

To the extent the requisite Lenders under Section 10.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07            Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any Person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a)            Investments in compliance with Section 6.04;

(b)            Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(b);

(c)            purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d)            leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e)            Permitted Acquisitions;

(f)             acquisitions of leased property or franchised restaurants so long as the Acquisition Consideration in respect of such acquisitions does not exceed $5,000,000 in the aggregate in any fiscal year;

(g)            mergers and consolidations in compliance with Section 6.05; and

(h)            Dividends in compliance with Section 6.08.

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08            Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a)            the Closing Date Dividend;

(b)            Dividends by any Company that is a Wholly Owned Subsidiary of Borrower to Borrower or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower;

(c)            payments of cash, securities and/or limited partnership interests by Borrower to Holdings in an amount equal to or less than the amount of any cash, securities and/or limited partnership interests received by Borrower (i) from the sale or other disposition of any Lion Fund Interests or from Lion Fund on account of the Lion Fund Interests and (ii) from the sale or other disposition of any Cracker Barrel Shares or from Cracker Barrel on account of the Cracker Barrel Shares;

(d)            payments to Holdings to permit Holdings, and the substantially concurrent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate amount of payments to Holdings shall not exceed, in any period of 12 consecutive months, $500,000 and, in the aggregate, $1,000,000;

(e)            (i) to the extent actually used substantially concurrently by Holdings to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (ii) payments by Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, in the case of clauses (i) and (ii) in an aggregate amount not to exceed $1,000,000 in any period of 12 consecutive months;

(f)             Permitted Tax Distributions by Borrower to Holdings, so long as Holdings uses such distributions substantially concurrently to pay its taxes;

(g)            Dividends in an aggregate amount outstanding not to exceed the Cumulative Credit Availability as of the time such Dividends were made; provided, that (i) no Default or Event of Default has occurred or is continuing or shall exist immediately as a result of such Dividend, (ii) the Total Leverage Ratio calculated on a pro forma basis after giving effect to such Dividend shall not exceed 3.50:1.00; provided, however, this clause (ii) shall not apply with respect to the starter basket of $10,000,000 under clause (a) of the definition of Cumulative Credit Availability utilized at any time after the Closing Date to the extent not otherwise utilized under this Section 6.08(g) or under any other Section of this Agreement and (iii) Borrower shall have delivered, no later than the date of such Dividend, an Officer’s Certificate to the Administrative Agent certifying as to compliance with the foregoing (provided, however, in the case of a Dividend made under the proviso in Section 6.08(g)(ii), such Officer’s Certificate shall be delivered no later than 7 days after the date of such Dividend);

(h)            cash Dividends to Holdings in an aggregate amount not to exceed $10,000,000 in any fiscal year; provided that such Dividends shall only be permitted if (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Borrower will be in pro forma compliance with the financial covenant set forth in Section 6.10(a) as of the most recent Test Period after giving effect to such Dividend (assuming, for purposes of Section 6.10(a), that the maximum Total Leverage Ratio permitted in any Test Period pursuant to Section 6.10(a) is the lower of (A) the maximum Total Leverage Ratio set forth in Section 6.10(a) for such Test Period or (B) 3.00:1.00), and (iii) after giving effect to the payment of such Dividend on a pro forma basis, the aggregate amount of (A) all unrestricted cash and Cash Equivalents of the Loan Parties and (B) undrawn and available portion of the Revolving Commitment shall be at least $10,000,000; and

(i)             cash Dividends paid to Holdings with proceeds of Term Loans made to Borrower as the result of an increase in the Term Loan Commitments pursuant to Section 2.19 in an amount not to exceed $15,000,000, if after giving effect to the payment of such Dividend on a pro forma basis, the aggregate amount of (i) all unrestricted cash and Cash Equivalents of the Loan Parties and (ii) undrawn and available portion of the Revolving Commitment shall be at least $10,000,000;

provided that the amount of Dividends that may be made for a particular purpose pursuant to Sections 6.08(c)-(e) shall be reduced Dollar-for-Dollar by the amount of any such payments made for such purpose in the form of an intercompany loan by Borrower or one of its Subsidiaries to Holdings pursuant to Section 6.04(n).

Section 6.09            Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)            Dividends permitted by Section 6.08;

(b)            Investments permitted by Section 6.04(e), (f), (h), (i), (j) and (n);

(c)            reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Company;

(d)            the Transactions;

(e)            any issuance of Equity Interests (other than Disqualified Capital Stock) of Borrower to Affiliates of Borrower; and

(f)             any transaction with suppliers or franchisees in the ordinary course of business that are on substantially similar terms to those contained in similar transactions by Borrower or any of its Subsidiaries with unaffiliated suppliers and franchisees consistent with past practice.

Section 6.10            Financial Covenants.

(a)            Maximum Total Net Leverage Ratio.  Prior to the Revolving Maturity Date, permit the Total Net Leverage Ratio, as of the last day of any fiscal quarter ending nearest to any Test Period End Date set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Total Net Leverage Ratio
March 31, 2014	5.75 to 1.0
June 30, 2014	5.75 to 1.0
September 30, 2014	5.75 to 1.0
December 31, 2014	5.75 to 1.0
March 31, 2015	5.25 to 1.0
June 30, 2015	5.25 to 1.0
September 30, 2015	5.25 to 1.0
December 31, 2015	5.25 to 1.0
March 31, 2016	4.75 to 1.0
June 30, 2016	4.75 to 1.0
September 30, 2016	4.75 to 1.0
December 31, 2016	4.75 to 1.0
March 31, 2017	4.25 to 1.0
June 30, 2017	4.25 to 1.0
September 30, 2017	4.25 to 1.0
December 31, 2017	4.25 to 1.0
March 31, 2018	3.75 to 1.0
June 30, 2018	3.75 to 1.0
September 30, 2018	3.75 to 1.0
December 31, 2018	3.75 to 1.0

(b)            Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made during any fiscal year to exceed the applicable amount set forth below (the “Base Amount”):

(i)                $30,000,000 in the case of the fiscal year ending September 24, 2014; or

(ii)               $17,500,000 in the case of any fiscal year thereafter;

provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the Base Amount for such fiscal year (before giving effect to any carryover), then an amount of such shortfall in the immediately preceding fiscal year (without giving effect to clause (iii) below) may, so long as no Default or Event of Default has occurred and is then continuing, be added to the Base Amount for the immediately succeeding (but not any other) fiscal year, (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be expended from the Base Amount (before giving effect to any carryover) and (iii) the Base Amount for any fiscal year shall be increased by the then applicable Cumulative Credit Availability.

Section 6.11            Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc.  Directly or indirectly:

(a)            (including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, other than any payments of Subordinated Indebtedness in an amount not to exceed the Cumulative Credit Availability as of the time such payment was made; provided, that (i) no Default or Event of Default has occurred or is continuing or shall exist immediately as a result of such payment, (ii) the Total Leverage Ratio calculated on a pro forma basis after giving effect to such payment shall not exceed 3.50:1.00 and (iii) Borrower shall have delivered, no later than the date of such payment, an Officer’s Certificate to the Administrative Agent certifying as to compliance with the foregoing; or

(b)            terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12            Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (ii) make loans or advances to any Company or (iii) transfer any of its properties to any Company, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a)            applicable Legal Requirements;

(b)            this Agreement and the other Loan Documents;

(c)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d)            customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e)            customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder; or

(f)            agreements listed on Schedule 6.12 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date (as determined in good faith by Borrower).

Section 6.13            Limitation on Issuance of Capital Stock.  With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interests of such Subsidiary, (ii) Subsidiaries of Borrower formed or acquired after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests, and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14            Business.  With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.15            Limitation on Accounting Changes.  Make or permit, any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except (a) changes that are required by GAAP or (b) to implement IFRS (subject in each case to the provisions of Section 1.04).

Section 6.16            Fiscal Periods.  Change its fiscal year-end (a 52- or 53- week fiscal year) to a date other than the last Wednesday in September of each calendar year or change its fiscal quarter ends to dates other than the last Wednesday of the applicable fiscal quarter (the first, third, and fourth fiscal quarters contain 12 weeks (or 13 weeks in the fourth fiscal quarter in a 53-week fiscal year) and the second fiscal quarter contains 16 weeks), except that in the event Holdings changes its fiscal year and fiscal quarter ends to calendar year and calendar quarter ends, the Companies shall be permitted to change their fiscal year and fiscal quarter ends accordingly.

Section 6.17            No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(l)) on the properties encumbered thereby; (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or one of its Subsidiaries; (d) prohibitions and limitations contained in any agreement to which a Subsidiary is a party that was in effect at the time such Subsidiary became a Subsidiary of a Borrower, so long as such agreement was not entered into in anticipation or contemplation of such Person becoming a Subsidiary and such prohibitions and limitations only relate to such Subsidiary; (e) customary non-assignment provisions in customer contracts and licenses of (or any other grants of rights to use) Intellectual Property, in each case entered into in the ordinary course of business; and (f) is imposed by any amendments that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.17; provided that such amendments are no more restrictive with respect to the prohibitions and limitations in such contracts, instruments or obligations as in effect prior to any such amendment.

Section 6.18            Anti-Terrorism Law; Anti-Money Laundering.

(a)            Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Companies shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b)            Cause or permit any of the funds of such Company that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19            Embargoed Person.  Cause or permit (a) any of the funds or properties of the Companies that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Companies (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders (the Legal Requirements referred to in clauses (1) and (2), collectively, “Sanctions Laws”), (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Companies, with the result that the investment in the Companies (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements or (c) any Company to conduct any business or engage in any action that is in violation of any Sanctions Law.

ARTICLE VII
GUARANTEE

Section 7.01            The Guarantee.  The Subsidiary Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, and premium and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations (provided, however that, with respect to each Subsidiary Guarantor, subject to Section 7.11, Hedging Obligations guaranteed by such Subsidiary Guarantor shall exclude all Excluded Swap Obligations) from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02            Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are primary, absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)            the release of any other Subsidiary Guarantor pursuant to Section 7.09.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Subsidiary Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall be primary and shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03            Reinstatement.  The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04            Subrogation; Subordination.  Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05            Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.

Section 7.06            Instrument for the Payment of Money.  Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07            Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08            General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency or reorganization law or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09            Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons (other than any Company or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10            Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 7.11            Qualified ECP Guarantors.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article VII in respect of Hedging Obligations that constitute Secured Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under this Article VII, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until the termination of the Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01            Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)            default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)            default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of three Business Days;

(c)            any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)            default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03(a), 5.04(a), 5.08, 5.11 or 5.15 or in Article VI; provided, that, any Financial Covenant Default shall not constitute an Event of Default with respect to the Term Loans until the date on which any Revolving Loans have been declared by the Administrative Agent to be due and payable pursuant to this Article 8 on account of a Financial Covenant Default;

(e)            default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days (or 10 Business Days in the case of the Fee Letter) after the occurrence thereof;

(f)            any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $7,500,000 at any one time; and provided, further, that any Financial Covenant Default shall not constitute an Event of Default with respect to the Term Loans until the date on which any Revolving Loans have been declared by the Administrative Agent to be due and payable pursuant to this Article 8 on account of a Financial Covenant Default;

(g)            an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h)            any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (vii)  wind up or liquidate, or (viii) take any action for the purpose of effecting any of the foregoing;

(i)            one or more Orders for the payment of money in an aggregate amount in excess of $7,500,000 (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain unpaid, undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)            one or more ERISA Events, or any events with respect to any Foreign Plan, shall have occurred that, when taken together with all other such ERISA Events, or any other events with respect to any Foreign Plan, that have occurred, could reasonably be expected to result in liability of any Company or any of its ERISA Affiliates in an aggregate amount exceeding $3,500,000 or the imposition of a Lien on any properties of a Company;

(k)            any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document and except for any failure to perfect a security interest caused by the Collateral Agent’s gross negligence or willful misconduct)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority security interest in or Lien on any Collateral purported to be covered by the Security Documents that (i) has a Fair Market Value, individually or in the aggregate, of less than $1,000,000 and (ii) is not material to the operations or the businesses of the Companies, taken as a whole, in each case as determined by the Collateral Agent in its reasonable discretion;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or

(m)            there shall have occurred a Change in Control; or

(n)            any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has, or could reasonably be expected to result in, a Material Adverse Effect by virtue of any determination, ruling, decision or Order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02            Rescission

.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower or any of the other Loan Parties and do not give Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.03            [Reserved]

Section 8.04            Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(a)            First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Collateral Agent, the Administrative Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent and the Administrative Agent in connection therewith and all amounts for which the Collateral Agent and the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)            Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)            Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of the Credit Facilities (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d)            Fourth, to the indefeasible payment in full in cash of Secured Obligations of the type specified in clause (b) or (c) of the definition of Secured Obligations then due and owing and the principal amount of the Obligations in respect of the Credit Facilities (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit), pro rata;

(e)            Fifth, to the indefeasible payment in full in cash of the remaining Secured Obligations then due and owing, pro rata; and

(f)            Sixth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) above, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01            Appointment.  (a)  Each Lender and the Issuing Bank hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents and the Administrative Agent and the Collateral Agent hereby accept such designations and appointments.  Each Lender and each Issuing Bank irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            Each Lender and the Issuing Bank hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Collateral Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

(c)            Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02            Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 9.03            Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of Property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof describing such Default or Event of Default is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.  Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04            Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person.  Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06            Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Required Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.  Any such resignation by an Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and as Swingline Lender, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (b) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.03 and Sections 10.08 to 10.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07            Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08            Name Agents.  The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

Section 9.09            Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10            [Reserved]

Section 9.11            Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other Property of any such Loan Party, without the prior written consent of the Administrative Agent.  Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent, it will not take any enforcement action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Legal Requirements to credit bid or purchase any portion of the Collateral at any sale or foreclosure thereof referred to in Section 9.01(b); provided that nothing contained in this Section shall affect any Lender’s right to credit bid its pro rata share of the Obligations pursuant to Section 363(k) of the Bankruptcy Code.

Section 9.12            Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.13            Lender’s Representations, Warranties and Acknowledgements.  (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender and Issuing Bank acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Bank, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, Property, financial and other condition or creditworthiness  of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)            Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.14            Security Documents and Guarantee.

(a)            Agents under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Permitted Hedging Agreement.  Subject to Section 10.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or disposition of assets, release any Lien encumbering any item of Collateral owned by any Subsidiary no longer required to become a Subsidiary Guarantor pursuant to Section 5.10(b) or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guarantee pursuant to Section 7.09, or to the extent such Subsidiary is no longer required to be a Subsidiary Guarantor pursuant to Section 5.10(b), or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b)            Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)            Release of Collateral and Guarantees, Termination of Loan Documents.

(i)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any Person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents, to release any guarantee obligations under any Loan Document of any Subsidiary that is no longer required to be a Subsidiary Guarantor pursuant to Section 5.10(b) and to release its security interest in any Collateral owned by any Subsidiary that is no longer required to be a Subsidiary Guarantor pursuant to Section 5.10(b).

(ii)            Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations under clauses (a) and (b) of the definition thereof (other than contingent expense reimbursement and indemnity obligations that are not then due and payable) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations under clause (c) of the definition thereof.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Subsidiary Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(iii)            The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.15            Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Collateral Agent and the Administrative Agent Administrative Agent under Sections 2.05 and 10.03) allowed in such judicial proceeding; and

(c)            to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Issuing Bank and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
MISCELLANEOUS

Section 10.01            Notices.  (a)  Generally.  Notices and other communications provided for herein shall, except as provided in Section 10.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i)            if to any Loan Party, to Borrower at 107 S. Pennsylvania Street, Indianapolis, Indiana 46204, Attention:  Duane E. Geiger, Telecopy No.: (317) 633-4105, Email: duane.geiger@steaknshake.com with a copy to: Olshan Grundman Frome Rosenzweig and Wolosky LLP, Park Avenue Tower, 65 East 55th street, New York, New York 10022, Attention:  Steven Wolosky, Telecopy No.: (212) 451-2222, email: swolosky@olshanlaw.com;

(ii)            if to the Administrative Agent or the Collateral Agent, to it at: Jefferies Finance LLC, 520 Madison Avenue, New York, New York  10022, Attention:  Account Officer Steak n Shake Operations, Inc., Telecopy No.:  (212) 284-3444, Email: jfin.admin@jefferies.com;

(iii)           if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto; and

(iv)          if to the Swingline Lender or Issuing Bank, to it at 251 North Illinois Street, Suite 1200, MD 8490A2, Indianapolis, Indiana 46204, Attention:  William J. Krummen, Telecopy No.: 317-383-2509.

Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b)            Posting.   Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall reasonably require.

(c)            To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d)            Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through Internet (including the Platform), except to the extent caused by the willful misconduct or gross negligence of such Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)            The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f)            Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(g)            Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02            Waivers; Amendment.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b)            Subject to Section 2.16(c) and Section 10.02(c), this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i)            Increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or an extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii)            reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)) , or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)           postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv)          change Section 2.14(b) or (c) in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

(v)           change the percentage set forth in the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi)          release all or substantially all of the Subsidiary Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii)         except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii)        change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix)           change Section 10.04(h) without the consent of each Granting Lender all or any part of whose Loans are being funded by any SPC at the time of any such amendment, waiver or modification;

(x)            change the order of application of prepayments among Term Loans and Revolving Commitments under Section 2.10(g) or change the application of prepayments of Term Loans set forth in Section 2.10(g) in each case without the written consent of each Lender in the directly affected Class;

(xi)           change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

(xii)          permit assignments by any Loan Party of its rights or obligations under the Credit Facilities without the written consent of each Lender, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank; or

(xiii)         subordinate the Obligations under the Loan Documents to any other Indebtedness;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms directly affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Loan Lenders), or the Term Loan Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.02 if such Class of Lenders were the only Class of Lenders hereunder at the time, (3) any waiver, amendment or modification of this Agreement that by its terms results in (at the time of such waiver, amendment or modification or any time thereafter) Borrower satisfying any condition to a Revolving Borrowing contained in Section 4.02 hereof (which, but for such waiver, amendment or modification would not otherwise be satisfied), without the consent of the Required Revolving Lenders and (4) any waiver, amendment or modification prior to the achievement of a successful syndication of the credit facilities provided herein (as determined by the Arrangers in their sole discretion) may not be effected without the written consent of the Arrangers.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders, and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c)            Without the consent of any other Person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)            Notwithstanding the foregoing, (x) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (y) Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with the provisions of Section 2.19 and Section 2.20.

(e)            Notwithstanding anything to the contrary set forth herein or in any other Loan Document but subject to the proviso in clause (c) of Article 8, (i) no Term Loan Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of a Default or an Event of Default if the only such Default or Event of Default that shall have occurred and be continuing is a Financial Covenant Default, (ii) no Term Loan Lender shall have any right to approve or disapprove (X) any amendment or modification to Section 6.10(a), (Y) any waiver of a Financial Covenant Default or (Z) any amendment, waiver, consent or approval referred to in the proviso to the definition of “Required Lenders” and (iii) it is understood and agreed that any Term Loans held by any Term Loan Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above, including in determining whether the “Required Lenders” have directed the Administrative Agent to exercise or refrain from exercising any such rights or remedies or to approve or disapprove any such amendment, modification or waiver.  For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Term Loan Lenders in connection with any Default or Event of Default other than a Financial Covenant Default (whether arising before or after the occurrence of the Financial Covenant Default) or the right of any Term Loan Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document or to waive any Default or Event of Default other than a Financial Covenant Default.

Section 10.03            Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)            all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral (including, without limitation, conducting Collateral audits from time to time) and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent shall (except, in all events, in the case of any conflict of interest (as reasonably determined by either the Administrative Agent or Collateral Agent)) be limited to the fees, charges and disbursements of one lead counsel to such Persons, taken as a whole, together with one regulatory counsel and one local counsel in any relevant jurisdiction;

(ii)            all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); provided that the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent shall (except, in all events, in the case of any conflict of interest (as reasonably determined by either the Administrative Agent or Collateral Agent)) be limited to the fees, charges and disbursements of one lead counsel to such Persons, taken as a whole, together with one regulatory counsel and one local counsel in any relevant jurisdiction;

(iii)           all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, any other Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; and

(iv)          all Other Taxes in respect of the Loan Documents.

(b)            The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender and each of their respective Related Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim or threatened Environmental Claim related in any way to any Company, (v) any past, present or future non-compliance with, or violation of, Environmental Laws  or Environmental Permits applicable to any Company, or any Company’s business, or any property presently or formerly owned, leased, or operated by any Company or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company, (vii) the imposition of any environmental Lien encumbering any Real Property, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee.

(c)            The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d)            The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender.  All amounts due under this Section 10.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)            To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Agents, the Issuing Bank or the Swingline Lender under Sections 10.03(a) or (b) in accordance with Section 10.03(g), each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes of this Section 10.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(f)            To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g)            All amounts due under this Section 10.03 shall be payable not later than 10 days after demand therefor.

(h)            This Section 10.03 shall not apply to any Taxes other than Other Taxes.

Section 10.04            Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender, and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent expressly provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)            Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof, a natural Person or a Borrower Competitor) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i)            except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) contemporaneous assignments to related Approved Funds that equal at least the amount specified in this Section 10.04(b)(i) in the aggregate, (C) any assignment made in connection with the syndication of the Commitments and Loans by the Arrangers or (D) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000; provided that the foregoing may be reduced with the consent of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with any Tax forms required to be delivered by Section 2.15(f) and a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arrangers or (C) an assignment settled through the Administrative Agent;

(iv)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)           in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vii)         in the case of an assignment of all or a portion of a Revolving Commitment, a Revolving Loan or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) any assignment made in connection with the syndication of the Commitments and Loans by the Arrangers), Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

Notwithstanding the foregoing, if a Default has occurred and is continuing any consent of Borrower otherwise required under this paragraph shall not be required.  Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03).

(c)            The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and binding in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04 and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(b).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e)            Any Lender shall have the right at any time, without the consent of, or notice to Borrower, the Administrative Agent, the Issuing Bank, or the Swingline Lender or any other Person to sell participations to any Person (other than any Company or any Affiliate thereof or a natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly affects such Participant.  Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender that sells a participation shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, the principal amounts of and stated interest on, and terms of, its participations (the “Participant Register”).  The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender (and Borrower, to the extent that the Participant requests payment from Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to such Participant.

(g)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Bank, the Swingline Lender, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05            Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default, failure of any condition set forth in Article IV to be satisfied or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than contingent indemnification obligations not then payable) or any Letter of Credit is outstanding (or Cash Collateralized) and so long as the Commitments have not expired or terminated.  The provisions of Article IX and Sections 2.12 to 2.15, 10.03 and 10.08 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07            Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08            Right of Setoff; Marshalling; Payments Set Aside.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided, however, that in no event shall the failure to give such notice effect the validity or enforceability of any such setoffs.  None of any Agent, any Lender or any Issuing Bank shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09            Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding n contract law or tort law or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b)            Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or email) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.10            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11            Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12            Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower, (h) to any assignee or pledgee under Section 10.04(g), or (i) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary.  In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders.  For the purposes of this Section 10.12, “Information” shall mean all information received from Borrower relating to Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14            Assignment and Assumption.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Assumption duly executed by such Lender, Borrower (if Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 10.15            Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)            any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)            any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)            any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)            any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)             any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.16            Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Subsidiary Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)            Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.17            Reinstatement

.  To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, receiver and manager, interim receiver or other Person under any bankruptcy law or other Insolvency Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and each Loan Party shall take (and shall cause each other Loan Party to take) such action as may be requested by the Administrative Agent, the Collateral Agent or the Required Lenders to effect such reinstatement.

Section 10.18            USA Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address  and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

STEAK N SHAKE OPERATIONS, INC., as Borrower

By:	/s/ Duane E. Geiger
Name:	Duane E. Geiger
Title:	Chief Financial Officer, Vice President, Controller and Treasurer

STEAK N SHAKE, LLC, as a Subsidiary Guarantor

By:	/s/ Duane E. Geiger
Name:	Duane E. Geiger
Title:	Chief Financial Officer, Vice President, Controller and Treasurer

STEAK N SHAKE ENTERPRISES, INC., as a Subsidiary Guarantor

By:	/s/ Duane E. Geiger
Name:	Duane E. Geiger
Title:	Chief Financial Officer, Vice President, Controller and Treasurer

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Arranger, Book Manager, Syndication Agent and as a Term Loan Lender and a Revolving Lender

By:	/s/ Briane Buoye
Name:	Briane Buoye
Title:	Managing Director

FIFTH THIRD BANK, as Arranger, Issuing Bank, Swingline Lender and as a Revolving Lender

By:	/s/ William Krummen
Name:	William Krumen
Title:	Vice President

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Revolving Commitment	Amount of Term Loan Commitment
Jefferies Finance LLC	520 Madison Avenue New York, New York 10022; Attention: Account Officer - Steak n Shake Operations, Inc. Telecopy No.: (212) 284-3444 Email: jfin.admin@jefferies.com	$10,000,000	$220,000,000
Fifth Third Bank	251 North Illinois Street, Suite 1200 MD 8490A2 Indianapolis, Indiana 46204 Attention: William J. Krummen Telecopy No.: 317-383-2509	$20,000,000	$0
	Total:	$30,000,000	$220,000,000

Annex I-1

Annex II

Applicable Margin

Total Net Leverage Ratio	Applicable Margin for Eurodollar Revolving Loans	Applicable Margin for ABR Revolving Loans	Commitment Fee Rate
Level I Greater than or equal to 4.75:1.00	4.25%	3.25%	0.50%
Level II Greater than or equal to 3.50:1.00 and less than 4.75:1.00	3.75%	2.75%	0.50%
Level III Greater than or equal to 2.25:1.00 and less than 3.50:1.00	3.25%	2.25%	0.45%
Level IV Less than 2.25:1.00	2.75%	1.75%	0.40%

Each change in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall be effective with respect to all Commitment Fees owed, and all Term Loans, Revolving Loans, Swingline Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.

Notwithstanding anything to the contrary in the Loan Documents, the Total Net Leverage Ratio shall be deemed to be in (i) Level II from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c) for the fiscal period ended at least two fiscal quarters of Borrower after the Closing Date, and (ii) Level I at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, and (iii) Level I at any time during the existence of an Event of Default.

If (i) the Total Net Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.01(a) or (b) or Section 5.01(c), and (ii) as a result thereof, the Applicable Margin paid to the Lenders and/or the Issuing Bank, as the case may be, at any time pursuant to the Agreement is lower than the Applicable Margin that would have been payable to the Lenders and/or the Issuing Bank, as the case may be, had the Applicable Margin been calculated on the basis of the correct Total Net Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and Borrower shall pay to each Lender and/or the Issuing Bank, as the case may be, such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender and/or the Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Total Net Leverage Ratio.  Additional Amounts shall be payable 10 days following delivery by the Administrative Agent to Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Amounts owed to the Lenders and/or the Issuing Bank.  The payment of Additional Amounts pursuant to this Annex II shall be in addition to, and not in limitation of, any other amounts payable by Borrower pursuant to Section 2.06(c).  Additional Amounts shall constitute “Obligations”.  The agreements in this Annex II shall survive the payment of the Loans and all other Obligations payable under the Agreement and the termination of the Commitments.

Annex II-1